Exhibit 10.10

OFFICE LEASE

THIS LEASE, dated August 30, 2004, for purposes of reference only, is made and entered into by and between SFI Real Estate Holdings, LLC, a Delaware limited liability company (“Landlord”) INdTV Holdings, LLC, a Delaware limited liability company, and INdTV, LLC, a Delaware limited liability company (collectively “Tenant”).

1.             The Premises.

1.1           Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises designated in the Summary of Basic Lease Information (“Summary”) attached hereto, and which is more particularly described and outlined on the floor plan attached hereto and marked Exhibit A, all of which is incorporated herein by this reference.  The Premises is located in the building at the address designated in the Summary (the “Building”), and located on the parcel of real property (the “Site”) under the Building.  Notwithstanding the foregoing, Landlord reserves those rights described in Subparagraph 1.3 below, and this Lease is subject to those rules and regulations attached hereto as Exhibit C, and such additional reasonable rules and regulations as Landlord may deliver to Tenant from time to time.  Tenant acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises, Building, or Site except as specifically stated in this Lease.  The parties hereto agree that said letting and hiring is upon and subject to the terms, covenants and conditions herein set forth and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of said terms, covenants and conditions by it to be kept and performed, and this Lease is made upon the condition of such performance.

1.2           Tenant also shall have the nonexclusive right to use in common with other tenants in the Building, subject to the Rules and Regulations referred to in Paragraph 29 below and subject to the reasonable discretion of Landlord to determine the manner in which the public and common areas are maintained and operated, the following areas (“Common Areas”) appurtenant to the Premises:

(a)           The common entrances, lobbies, restrooms, elevators, stairways and access ways, loading docks, ramps, drives and platforms and any passageways and service ways thereto, and the common pipes, conduits, wires and appurtenant equipment serving the Premises; and

(b)           The loading and unloading areas, roadways, sidewalks, walkways, parkways, and driveways appurtenant to the Building, including the roof deck.

Landlord shall operate the Common Areas in a manner consistent with the common areas of similar class buildings (e.g., 160 King Street, 475 Brannan Street) located in the general area of the Building.

1.3           Landlord reserves the right from time to time to do any of the following, provided that Landlord shall exercise such rights in a manner that does not materially interfere with Tenant’s use of or access to the Premises, and with respect to any work required to be performed in the Premises, Landlord shall use commercially reasonable efforts to perform such work after normal business hours:

(a)           To remove, install, reinstall, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas, and to relocate any pipes, ducts, conduits, wires and appurtenant meters and equipment included in the Premises which are located in the Premises or located elsewhere outside the Premises, and to expand the Building;

(b)           To make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, loading and unloading areas, ingress, egress, direction of traffic and walkways; provided, however, that changes to the Common Areas at the King Street entrance to the Building shall not be changed without Tenant’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed;

(c)           To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available;

(d)           To use the Common Areas at any time, including, but not limited to, while engaged in making additional improvements, repairs or alterations to the Building, or any portion thereof; and/or

(e)           To do and perform such other acts and make such other changes in, to or with respect to the Site, Common Areas and Building as Landlord may, in the exercise of Landlord’s business judgment, reasonably deem to be appropriate.

1.4           The rights and obligations of the parties regarding any initial improvements, alterations, or construction of the Premises to be performed at the commencement of the Term are described in the Tenant Work Letter (“Work Letter”) attached to this Lease as Exhibit B.  Any inconsistency between the provisions of the Work Letter and the provisions of the balance of this Lease shall be governed by the provisions of the Work Letter.  In addition to the Tenant Improvements to be paid for using the Tenant Improvement Allowance (as defined in and contemplated by the Work Letter), Landlord shall, at Landlord’s expense, (i) construct a glass partition (the “Glass Partition”) to separate the King Street lobby of the Building from the Premises, (ii) construct a demising wall to separate the premises of the other tenant(s) on the ground floor of the Building from the portion of the Premises located on the ground floor of the Building, (iii) reprogram the existing key card security system in the Building elevators and entry doors to limit access to the Premises to Tenant’s card keys, and (iv) construct an exit corridor from the rear portion of the Premises located on the ground floor of the Building (collectively, “Landlord’s Work”).  With the exception of the Glass Partition (which Landlord shall complete with reasonable diligence), all of Landlord’s Work shall be completed by the Delivery Date, and pending completion of the Glass Partition, Landlord shall secure the ground floor portion of the Premises by limiting access to the King Street lobby of the Building (both through the exterior doors and the elevator) to Tenant only.  Landlord will construct Landlord’s Work using new and good quality materials consistent with the existing finishes of the Building.  Tenant shall have the right, subject to the immediately preceding sentence, to reasonably approve the design, finishes, location and layout of Landlord’s Work.

1.5           In addition to the Premises as defined herein, Tenant shall also have the right to use during the Term all of the personal property located within the Premises and described on Exhibit D attached hereto (the “Personal Property”).  The Personal Property shall remain the property of Landlord and upon expiration of the Term or earlier termination of this Lease, Tenant shall return the Personal Property to Landlord in good condition and repair, in the same condition as when received, normal wear and tear excepted.

1.6           References in this Lease to “rentable square feet”, “rentable square footage” and “rentable area” shall have the same meanings, and Tenant hereby acknowledges and agrees that the rentable square footage of the Premises shall be deemed, and is, 27,506 rentable square feet, and the rentable square footage of the Building shall be deemed, and is, 126,467 rentable square feet.  Landlord represents that the foregoing square footage determinations were the results of a measurement made of the Building and the Premises in accordance with BOMA standards, and that, within thirty (30) days following the Lease Commencement Date, Landlord shall cause Landlord’s architect, Huntsman Associates, to remeasure the rentable square footage of the Premises and the Building in accordance with the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996 (“1996 BOMA Standards”), adopted by the Building Owners and Managers Association International (BOMA).  If the remeasurement indicates that the rentable square footage of the Premises or Building set forth above is inaccurate per the 1996 BOMA Standards, Landlord and Tenant shall enter into an amendment to this Lease setting forth the correct rentable square footage of the Premises and/or the Building and adjusting the Monthly Basic Rent, Tenant’s Percentage Share and other amounts hereunder calculated based on the rentable square footage thereof.  In addition, at such time as Tenant extends the ground floor of the Premises to the King Street window line over the easternmost lightwell and the middle lightwell (immediately adjacent to [and southwesterly of] the King Street lobby of the Building), which, in the case of the middle lightwell only, shall be done in accordance with Exhibit H or such other plans as shall allow an equivalent or greater amount of light to the lower level of the Building (any deviation of such plans from Exhibit H shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed) (“Permitted Ground Floor Changes”), then Landlord and Tenant shall enter into an amendment to this Lease setting forth the adjusted rentable square footage of the Premises and the Building and adjusting the Monthly Basic Rent, Tenant’s Percentage Share and other amounts hereunder, including the Tenant Improvement Allowance, that are calculated based on the rentable square footage thereof; provided, however, that (a) if such Permitted Ground Floor Changes are completed on or before the first adjustment of Monthly Basic Rent as set forth in Item (j) of the Summary above (the “First Adjustment Date”), then the adjustments in Monthly Basic Rent, Tenant’s Percentage Share and the rentable square footage of the Premises and Building shall not occur until the First Adjustment Date (the adjustment in the Tenant Improvement Allowance shall occur as of the date such Permitted Ground Floor Changes are completed); (b) if such Permitted Ground Floor Changes are completed following the First Adjustment Date, but on or before the second adjustment of Monthly Basic Rent, as set forth in Item (j) of the Summary above (the “Second Adjustment Date”), then the adjustments in Monthly Basic Rent, Tenant’s Percentage Share and the rentable square footage of the Premises and Building shall occur on the date such Permitted Ground Floor Changes are completed; and (c) if Tenant has not completed such Permitted Ground Floor Changes on or before the Second Adjustment Date, or has completed only a portion of the Permitted Ground Floor Changes, then, as of the Second Adjustment Date, the rentable square footage of the Premises and Building shall be deemed to be 27,919 and 126,880 rentable square feet, respectively (to reflect the additional rentable square footage that the parties estimate would have been added to the Premises had the Permitted Ground Floor Changes been completed on or before the Second Adjustment Date), and the adjustments in Monthly Basic Rent, Tenant’s Percentage Share and other amounts hereunder that are calculated based on the rentable square footage of the Premises shall occur as of the Second Adjustment Date.  Any dispute with respect to remeasurement of the Premises or Building shall be resolved by arbitration pursuant to Paragraph 55 below.

1.7           Tenant additionally shall have the exclusive right to use the parking bay of the Building located on the Site on the eastern side of the Building for the sum of $500.00 per month (the “Parking Rent”).  The Parking Rent shall be subject to adjustment to fair market value, as reasonably determined by Landlord in good faith, no more frequently than once every two years.  Tenant’s rights pursuant to this Paragraph are subject to any obligation imposed on Landlord by any governmental entity for the provision of handicapped parking; provided, however, in all events, Landlord shall use its commercially reasonable efforts to ensure that Tenant has the ability to park at least one vehicle at the Site and in no event shall Tenant’s rights regarding the generator in Paragraph 56 be affected.

1.8           In addition to the Premises as contemplated by this Paragraph 1 and Exhibit A, Tenant shall, at Tenant’s sole election, additionally lease from Landlord during the Term 50% of the rentable square footage of the computer server room located on Lower Level 1 of the Building (the “Server Room”).  At such time as another user of the Building leases space in the Server Room, Tenant shall install a chain-link fence or other secure demising barrier to separate the server room into two separate and functional server rooms.  All of the costs of demising the server room into two rooms, and to plumb all the necessary cable and wiring to connect the Premises to the server room, shall be at Tenant’s sole cost and expense; provided, however, that Landlord shall require the other user(s) of the Server Room to reimburse Tenant for 50% of the cost of the demising barrier.  Landlord shall have the right to approve the final design and layout of the demised server rooms.  In addition to the Monthly Basic Rent contemplated by the Summary and Paragraph 4 below, Tenant shall pay to Landlord, in accordance with the payment procedures set forth in Paragraph 4.1 below, $1.00 per square foot of Tenant’s share of the Server Room per month, plus 100% of all electrical and HVAC costs associated with the use of the Server Room until such time as another tenant of the Building accepts possession of the remaining 50% of the Server Room, at which time Tenant’s obligation for HVAC and electrical costs for the Server Room shall reduce to 50%.  All monthly rental amounts for the Server Room contemplated by this Paragraph shall be included within the meaning of Monthly Basic Rent whenever such term is used in this Lease or the Work Letter unless the context clearly contemplates otherwise.  Promptly after Tenant completes the work to demise the Server Room, in accordance with plans approved by Landlord, Landlord and Tenant shall measure the Server Room to determine the actual monthly rental therefore, and the parties shall execute an amendment to this Lease setting forth the monthly rental payable by Tenant’s for the Server Room based on its square footage; provided, however, the failure to do so shall not affect Landlord’s right to receive and collect such monthly rental.

1.9           Tenant shall also have the right, at no charge to Tenant, to use the roof deck in common with other tenants of the Building; provided, however, that Landlord will reasonably assist Tenant in the occasional exclusive use of the roof deck for conducting and recording interviews for broadcast and for other Landlord-approved purposes related to Tenant’s use of the Premises.

1.10         In the event any additional space becomes available for lease from time to time on the ground floor, the third floor or either of the lower levels of the Building, and Landlord receives an offer to lease such space that Landlord is prepared to accept, Landlord shall then offer the subject space (the “First Offer Space”) to Tenant on the same terms and conditions.  In addition, if Tenant at any time expands to the third or other floors in the Building, then, for purposes hereof, the First Offer Space shall include space on the expansion and adjacent floors; provided, however, in no event shall any portion of the fifth or sixth floors be included within the First Offer Space; and provided further that the fourth floor shall be included within the First Offer Space only if (i)Tenant occupies at least one quadrant of the third floor, and (ii) no other space is available on the third floor.  Tenant shall thereafter have five (5) business days within which to commit to leasing the subject First Offer Space on the same terms and conditions, in which event the parties shall execute a lease for the subject First Offer Space on the terms and conditions of the third party offer.  If Tenant fails to accept the terms and conditions within the time allowed, Landlord shall be free to lease the subject First Offer Space to the third party on the terms and conditions of the original offer, without further obligation to Tenant.  The foregoing right to additional space in the Building does not include space that is vacant on the execution date of this Lease (which space Landlord may market for lease without obligation to Tenant).  Further, the foregoing right to additional space in the Building is (i) subject to the options to extend contained, or which may be contained, in any existing or future lease, (ii) subject to any first offer expansion rights to the fourth floor Landlord may grant to a tenant leasing a portion of the fourth floor as part of Landlord’s initial lease up of the Building; provided, however, that Tenant’s rights hereunder with respect to the fourth floor of the Building shall be subordinate to the rights of any such fourth floor tenant only for a period of twenty-four months following the commencement date of such tenant’s lease (after that date, any 4th floor expansion rights of such tenant shall be subordinate to Tenant’s rights hereunder), and (iii) subject to the rights granted to other tenants in leases existing as of the execution date of this Lease as set forth on Exhibit E attached hereto.

2.             Term.

2.1           Subject to Paragraphs 2.2, 2.3 and 3 below, the term of this Lease (“Term”) shall be for the period designated in the Summary.  The Term shall commence on the Lease Commencement Date and end on the Lease Expiration Date, unless the Term shall be sooner terminated or extended as hereinafter provided.

2.2           Tenant shall have one option (the “Extension Option”) to extend the Term, for an additional five (5) year period (the “Extended Term”) on all the terms and conditions contained in this Lease with the exception of the Monthly Basic Rent which shall be adjusted pursuant to the provisions of Paragraphs 4.3.  In order to exercise the Extension Option, Tenant shall deliver written notice of its exercise of the option (“Option Notice”) to Landlord at least 270 days before the expiration of the initial Term.  The Extension Option shall be subject to the following terms and conditions:

(a)           The Extension Option may be exercised only by delivery of the Option Notice as provided in this Paragraph and only if, as of the date of delivery of the Option Notice and the commencement date of the Extended Term, Tenant is not in default under this Lease (after notice and applicable cure periods), and has not incurred late charges in connection with its obligation to pay Monthly Basic Rent more than twice during any consecutive twelve (12) month period of the initial Term.

(b)           The rights contained in this Paragraph shall be personal to the originally named Tenant and any Permitted Transferee (as defined in Paragraph 25.2 below) and may be exercised only by the originally named Tenant and any Permitted Transferee, and only if the originally named Tenant and its Permitted Transferee(s) collectively occupy not less than 50% of the Premises as of the date it exercises the Extension Option in accordance with the terms of this Paragraph.

(c)           If Tenant properly exercises the Extension Option and is not in default, beyond applicable cure periods, under this Lease at the end of the initial Term, the Term shall be extended for the applicable Extended Term.

References in this Lease to the “Term” shall include the initial Term of ten (10) years, and shall, in addition, include the Extended Term, if applicable.

2.3           As soon as reasonably practical after execution of this Lease, Tenant shall be entitled to access to the Premises for purposes of installing Tenant’s trade fixtures, furniture, and equipment, provided that (a) Tenant’s early entry does not interfere with or delay Landlord’s performance of the Tenant Improvements, and Landlord shall have the right to restrict the areas of the Premises to which Tenant will have access in order to avoid interference with Landlord’s construction work, and (b) prior to Tenant’s entry in the Premises, Tenant shall furnish to Landlord certificates of insurance satisfactory to Landlord evidencing Tenant’s compliance with the requirements of Paragraph 20.1 below.  In connection with such possession, the provisions of this Lease shall be applicable, provided only that the obligation of Tenant to pay Monthly Basic Rent and Operating Rent shall not commence until the Lease Commencement Date.

3.             Possession.  If the Lease Commencement Date fails to occur on or before December 1, 2004, then Tenant shall have the right to terminate this Lease by giving written notice to Landlord at any time prior to the date Landlord tenders possession of the Premises to Tenant.  Termination of the Lease hereunder shall be Tenant’s sole remedy in the event of a failure of delivery of possession of the Premises to Tenant by the above date, and Tenant may not and shall not seek recovery for damages against Landlord.  In the event the Delivery Date does not occur by October 1, 2004, then unless such failure is the result of a Tenant Delay (as defined in the Work Letter), the Monthly Basic Rent escalations scheduled for September 1, 2005 and September 1, 2006 shall be delayed by one day for each day that the Delivery Date occurs after October 1, 2004.

4.             Monthly Basic Rent/Rent Increases.

4.1           Tenant agrees to pay to Landlord, on a monthly basis, the Monthly Basic Rent designated in the Summary.  Tenant shall pay the Monthly Basic Rent in advance on the first day of each and every calendar month during said Term, except that the first month’s Monthly Basic Rent which shall be paid upon the execution hereof.  In the event that the Lease Commencement Date occurs other than on the first day of a calendar month, and the full first month’s Monthly Basic Rent has been previously paid as provided in this Lease, then the rent for the initial partial calendar month of the Lease Term shall be prorated in the proportion that the number of days this Lease is in effect during such calendar month bears to thirty (30), and the prepaid first month’s Monthly Basic Rent shall be applied to such prorated amount with the balance of the prepaid first month’s Monthly Basic Rent being applied to reduce the payment of Monthly Basic Rent to be paid on the first day of the first full calendar month of the Term of this Lease.  Said Monthly Basic Rent and all additional rent including, without limitation, Operating Rent shall be paid to Landlord, without any prior demand therefor and, except as otherwise expressly set forth in this Lease, without any deduction or offset whatsoever in lawful money of the United States of America, which shall be legal tender at the time of payment, at the address of Landlord designated in Subparagraph (c) of the Summary or to such other person or at such other place as Landlord may from time to time designate in writing.  Further, all charges to be paid by Tenant hereunder, including, without limitation, payments for repairs and other costs and expenses, shall be considered additional rent for the purposes of this

Lease, and the word “rent” in this Lease shall include such additional rent as well as Monthly Basic Rent and Operating Rent unless the context specifically or clearly implies that only the Monthly Basic Rent or Operating Rent is referenced.

4.2           In the event Tenant exercises its option to extend the Term pursuant to the provisions of Paragraph 2.2, the Monthly Basic Rent shall be adjusted at the commencement of the Extended Term to reflect ninety-five percent (95%) of the then-fair market rental value of the Premises pursuant to the terms of this Paragraph, and the Base Year, for purposes of calculating Operating Rent during the Extended Term shall be calendar year 2015.  The fair market rental value of the Premises shall be determined in good faith by Landlord, who shall notify Tenant of such determination at least one hundred fifty (150) days before commencement of the Extended Term.  If Tenant does not agree with Landlord’s determination, Tenant shall deliver written notice of Tenant’s objection to Landlord within twenty (20) days of receipt of notice from Landlord, or Landlord’s determination of the fair market rental value shall be final.  If Tenant timely objects to Landlord’s determination, Landlord and Tenant shall diligently attempt in good faith to agree on the fair market rental value of the Premises on or before the tenth (10th) day following delivery of Tenant’s written objection to Landlord’s determination (the “Outside Agreement Date”).  If Landlord and Tenant are unable to agree on the new Monthly Basic Rent by the Outside Agreement Date, the fair market rental value of the Premises shall be determined by real estate brokers pursuant to this Paragraph.  Landlord and Tenant shall first attempt to select a mutually agreeable broker to determine the fair market rental value of the Premises, which broker’s conclusion shall be binding on the parties.  In the event they are unable to agree on one broker within five (5) business days of the Outside Agreement Date, the parties shall each select a broker within ten (10) business days of the Outside Agreement Date, who together shall attempt to determine the fair market rental value of the Premises.  If either party fails to appoint a broker within such time period, the broker timely appointed by the other party shall be the sole broker, whose determination shall be binding on both parties.  If two brokers are timely appointed, but they are unable to agree on the fair market rental value of the Premises within fifteen (15) business days of the Outside Agreement Date, they shall mutually select a third broker and the three brokers shall each submit their determination of the fair market rental value of the Premises within ten (10) business days of selection of the third broker.  The fair market rental value of the Premises shall be the average of the three brokers’ determination; provided, however, that if either the high or low broker’s determination differs from the middle determination by ten percent (10%) or more, it shall be disregarded and the two remaining determinations shall be averaged to determine the fair market rental value.  If both the high and low determinations differ from the middle determination by ten percent (10%) or more, then both shall be disregarded, and the fair market rental value of the Premises shall be the middle broker’s determination.  Each party shall bear the cost of their respective brokers; if a third broker is necessary, the parties shall share equally the cost of the third broker.  All brokers shall be licensed as such by the State of California, and shall have a minimum of ten (10) years’ experience in the leasing of commercial properties in the San Francisco downtown area.

The fair market rental value shall be based on comparable space in San Francisco, which shall (i) not be subleased, (ii) shall be comparable in size, location and quality with the Premises, and (iii) shall be leased for a term comparable to the subject option term, and shall take into consideration differences in the age and quality of such buildings, the differences in the historical rental rates ascribed to such buildings, the floor height of, and the views from, the comparable space vis-à-vis the subject space, and making adjustments for the following concessions:  (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space.

4.3           All payments received by Landlord from Tenant shall be applied to the oldest payment obligation owed by Tenant to Landlord.  No designation by Tenant, either in a separate writing or in a check or money order, shall modify this clause or have any force or effect.

5.             Operating Expenses.

5.1           For the purposes of this Subparagraph 5.1, the following terms are defined as follows:

Base Year.  2005 calendar year

Tenant’s Percentage Share.  Tenant’s Percentage Share shall mean the percentage set forth in the Summary.

Operating Expenses.  Operating Expenses shall consist of all reasonable costs of operation and maintenance of the Building, the Common Areas and the Site as determined in accordance with generally accepted accounting principles, subject to any deviations therefrom to reflect industry-standard accounting practices.  Operating Expenses shall be based on the then current level of services and the then current cost therefor at one hundred percent (100%) occupancy of the Building; provided, however, that if the Operating Expenses in any year increase due to a change of policy or practice in operating the Building (such as a determination to carry earthquake, terrorism or other insurance, or a change in the calculation of the management fee), or due to an additional type of taxes or assessments levied against the Building (such as a gross receipts tax), such increase shall be included only to the extent of the increase in cost over the projected costs that would have been included in Operating Expenses for the Base Year if such policy, practice or tax had been in effect during the entire Base Year.  If, during the Term (including the Base Year), the actual occupancy of the Building is or becomes less than one hundred percent (100%), Operating Expenses shall be deemed to be increased to an amount equal to the like Operating Expenses which would normally be incurred had the occupancy of the Building been one hundred percent (100%), and had such full utilization of services occurred throughout the entire Term; and Operating Expenses shall be determined as if the Building had been one hundred percent (100%) occupied with all tenants paying full rent, as contrasted with free rent or other rent concessions.  Landlord shall have the right to reasonably estimate the Operating Expenses which would be incurred at 100% of occupancy in Landlord’s reasonable discretion.  Operating Expenses shall include the following costs by way of illustration, but not limitation:  real property taxes and assessments and any taxes or assessments hereafter imposed in lieu thereof; gross receipt taxes (whether assessed against Landlord or assessed against Tenant and collected by Landlord, or both); the cost of insurance for which Landlord is responsible hereunder or which Landlord or any first mortgagee with a lien affecting the Premises reasonably deems necessary in connection with the operation of the Building (including the commercially reasonable deductible portion of any insured loss, but excluding earthquake or terrorism insurance deductibles, if maintained by Landlord); janitorial services and supplies; security; labor; parking expenses (including any tax or other charge determined or measured by the collection of parking fees levied against Landlord by any governmental authority); utility surcharges, and any other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations or interpretations thereof, promulgated by any federal, state, regional, municipal or local government authority in connection with the use or occupancy of the Building or the Premises; the cost of any capital improvements made to the Building by Landlord (a) which are reasonably anticipated to reduce Operating Expenses, or any portion thereof, (b) which are replacements or modifications to the Building’s fire/life safety system, or (c) that are required under any governmental law or regulation, except for capital improvements to remedy a condition existing prior to the Lease Commencement Date; provided, however, that any capital expenditure shall be amortized at an interest rate equal to the prime rate at the time, plus 2% over its reasonable useful life as reasonably determined by Landlord; costs incurred in the management of the Building, if any (including supplies, wages and salaries of employees used in the management, operation and maintenance of the Building, and payroll taxes and similar governmental charges with respect thereto); on site Building management office rental; a commercially reasonable management fee, not to exceed three percent (3%) of Landlord’s gross rental revenues, adjusted and grossed up to reflect a one hundred percent (100%) occupancy of the Building with all tenants paying full rent, as contrasted with free rent, half-rent and the like; air conditioning; waste disposal and trash removal; heating; electrical; water; sewer and other utility costs for the Building and the Common Areas; ventilating; elevator maintenance; supplies; materials; equipment; tools; repair and maintenance of the plumbing, heating, ventilating, air conditioning and electrical systems installed or furnished by Landlord; and maintenance, costs and upkeep of all parking and Common Areas, rental of personal property used in maintenance; costs and expenses of gardening and landscaping, maintenance of signs (other than Tenant’s signs); personal property taxes levied on or attributable to personal property used in connection with the entire Building, including the Common Areas; reasonable audit or verification fees; and costs and expenses of repairs, resurfacing, repairing, maintenance, painting, lighting, cleaning, refuse removal and similar items.

If, during any portion of a calendar year Landlord is furnishing a particular service or work (the cost of which, if furnished by Landlord, would be included in Operating Expenses) to Tenant, but another tenant of the Building has undertaken to perform such service or work in lieu of receiving it from Landlord, Operating Expenses for such calendar year shall be considered to be increased by an amount equal to the additional Operating Expenses that Landlord would reasonably have incurred during this period if Landlord had furnished a service or work to such tenant.

Notwithstanding anything contained in this Paragraph 5.1 to the contrary, Operating Expenses shall not include any of the following:

(a)           amortization or depreciation on the Building or equipment therein, except as permitted with respect to capital improvements as set forth in the definition of Operating Expenses above;

(b)           real estate brokers’ commissions;

(c)           interest expense, principal, points and fees on Building financing, and other Building financing expenses;

(d)           cost of tenant improvements in the Building (including permit, license and inspection fees);

(e)           ground rent;

(f)            income and franchise taxes;

(g)                                 Landlord’s cost of electricity or other service sold to tenants to the extent Landlord is reimbursed therefore as a charge over the Monthly Basic Rent and any additional rent payable under the lease with that tenant;

(h)                                 third party accountants’ fees, attorneys’ fees and other professional fees and costs incurred in connection with disputes or lease negotiations with tenants or other occupants or prospective tenants or occupants of the Building, the enforcement of any leases (including unlawful detainer proceedings and the collection of rents), other than de minimis amounts, and requests to assign or sublet (except such fees which are incurred in connection with resolving a dispute which benefits all tenants of the Building generally, such as the enforcement of Rules and Regulations);

(i)                                     overhead and profit paid to subsidiaries or affiliates of the Landlord for management or other services on or to the Building for supplies or other materials, to the extent that the overall cost of the services, supplies or materials provided by Landlord materially exceeds the competitive cost of the services, supplies, or materials if obtained from an unrelated third party on an arm’s length basis;

(j)                                     compensation paid to clerks, attendants, or other persons in commercial concessions operated by the Landlord;

(k)                                  rentals and other related expenses incurred in leasing air conditioning systems, elevators, or other equipment ordinarily considered to be of a capital nature;

(l)                                     items and services for which Tenant reimburses the Landlord or pays third parties or that the Landlord provides selectively to one or more tenants of the Building other than Tenant without reimbursement;

(m)                               maintenance costs incurred in connection with repairs or other work needed because of fire, windstorm, or other casualty to the extent Landlord is entitled to be compensated through proceeds or insurance awards, or would have been so reimbursed if Landlord had in force all of the insurance required to be carried by Landlord under this Lease;

(n)                                 all voluntary contributions to any political or charitable-organizations;

(o)                                 advertising, marketing and promotion costs;

(p)                                 costs associated with the operation of the corporation or other entity which constitutes the Landlord, as distinguished from costs of operation of the Building, including accounting and legal costs, costs of defending lawsuits with any mortgagee, and the costs of selling, syndicating, financing, mortgaging or hypothecating any ownership interest in Landlord, or any of the Landlord’s interests in the Building;

(q)                                 costs for which Landlord is entitled to be reimbursed by insurance companies or other third parties;

(r)                                    reserves for capital items, bad debts, or rental losses;

(s)                                  the cost of Landlord’s removal from the Building or the Site of Hazardous Materials (defined below);

(t)                                    fines and penalties incurred due to Landlord’s operation of the Building in violation of Applicable Laws (as defined in Paragraph 13.1 below) or due to Landlord’s failure to timely pay real property taxes;

(u)                                 costs in connection with the correction of defects in the design or original construction of the Building and related facilities;

(v)                                 costs of a capital nature, including, but not limited to, capital improvements, capital repairs, capital equipment, and capital tool, and rental payments and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except as otherwise expressly permitted in the definition of Operating Expenses above;

(w)          costs incurred due to violation by Landlord or its managing agent or any tenant of the terms and conditions of any lease;

(x)            costs of repair or replacement for any item covered by a warranty to the extent covered by the warranty;

(y)                                 reserves for future improvements, repairs or additions to the Building;

(z)                                   The cost of repair or replacement of the structural elements of the Building, including the structural elements of the roof;

(aa)                            costs incurred in connection with upgrading the Building to comply with Applicable Laws in effect prior to the Lease Commencement Date, including penalties or damages incurred due to such non-compliance; and

(bb)                          any other expenses which, in accordance with general industry practice with respect to the operation of similar class office buildings, would not normally be treated as operating expenses by comparable landlords.

As used herein, the term “real property taxes” shall include any form of assessment, license fee, license tax, business license fee, tax, levy, charge, or similar imposition, imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, as against any legal or equitable interest of Landlord in the Premises, including, but not limited to, the following:

(a)           any tax on Landlord’s “right” to rent or “right” to other income from the Premises or as against Landlord’s business of leasing the Premises;

(b)           any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real estate tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June, 1978 Election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants.  It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges be included within the definition of “real property taxes” for the purposes of this Lease;

(c)           any assessment, tax, fee, levy or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any excise tax levied by the State, City or Federal government, or any political subdivision thereof, with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

(d)           any assessment, tax, fee, levy or charge upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises;

(e)           any assessment, tax, fee, levy or charge by any governmental agency related to any transportation plan, fund or system instituted within the geographic area of which the Building is a part; or

(f)            reasonable legal and other professional fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce real property taxes.

Notwithstanding any provision of this Paragraph 5.1 expressed or implied to the contrary, “real property taxes” shall not include Landlord’s federal or state income, franchise, inheritance or estate taxes.  In addition, if the property tax assessment for the Building (or real property taxes) for the Base Year or any subsequent year does not reflect an assessment (or real property taxes) for a one hundred percent (100%) leased, completed and occupied project (such that existing or future leasing, tenant improvements and/or occupancy may result in an increased assessment and/or increased real property taxes), real property taxes for the Base Year shall be adjusted, on a basis consistent with sound real estate accounting principles, to reflect an assessment for (and real property taxes for) a one hundred percent (100%) leased, completed and occupied project.  Notwithstanding anything to the contrary set forth in this Lease, the amount of real property taxes for the Base Year shall be calculated without taking into account any decreases in real property taxes obtained in connection with Proposition 8 for the Base Year.

5.2                                 During the Term, Tenant shall be responsible for payment of Tenant’s Percentage Share of the Operating Expenses in excess of the Operating Expenses incurred at the Building during the Base Year (the “Excess Operating Expenses”).  Landlord shall estimate the monthly Operating Expenses and Tenant’s Percentage Share of the Excess Operating Expenses, and shall deliver notice thereof to Tenant (“Estimate Statement”).  Tenant shall pay on the first day of each and every calendar month during the Term as additional rent such estimated monthly amount.  If Landlord determines that Tenant’s Percentage Share of the Excess Operating Expenses for such current calendar year is greater than that set forth in the Estimate Statement, then Landlord may, at any time, but not more frequently than once during each Lease Year, deliver a revised Estimate Statement, and Tenant shall thereafter pay during the balance of such current calendar year Tenant’s Percentage Share of the new estimate of Excess Operating Expenses.

By the first day of April of each succeeding calendar year during the Term, or as soon thereafter as possible, Landlord shall deliver to Tenant a statement (“Actual Statement”) wherein Landlord shall state the actual Operating Expenses for the preceding calendar year.  If the Actual Statement reveals an amount of Tenant’s Percentage Share of Excess Operating Expenses in excess of that which was estimated by Landlord in the Estimate Statement delivered as provided herein, then within thirty (30) days following receipt of the Actual Statement by Tenant, Tenant shall pay a lump sum equal to said Excess Operating Expenses.  If the Actual Statement reveals that Tenant overpaid Excess Operating Expenses for any calendar year, any overpayment made by Tenant on the monthly installment basis provided above shall be credited toward the next monthly rent falling due and the monthly installment of Tenant’s Percentage Share of Excess Operating Expenses to be paid pursuant to the then current Estimate Statement shall be adjusted to reflect such lower expenses for the most recent calendar year, or if this Lease has been terminated, such excess shall be credited against any amount which Tenant owes Landlord pursuant to this Lease and, to the extent all amounts which Tenant owes Landlord pursuant to this Lease have been paid, Landlord shall promptly pay such excess to Tenant.  Any delay or failure by Landlord in delivering any estimate or statement pursuant to this Paragraph shall not constitute a waiver of its right to require an increase in Tenant’s Percentage Share of the Excess Operating Expenses nor shall it relieve Tenant of its obligations pursuant to this Paragraph, except that Tenant shall not be obligated to make any payments based on such estimate or statement until thirty (30) days after receipt of such estimate or statement.

5.3           Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Percentage Share of the Excess Operating Expenses for the year in which this Lease terminates, Tenant, within thirty (30) days after receipt of Landlord’s determination, shall pay any increase due over the estimated expenses paid and conversely any overpayment made in the event said expenses decrease shall be rebated by Landlord to Tenant, within thirty (30) days after Landlord’s determination.

5.4           Notwithstanding anything contained in this Paragraph 5, the rent payable by Tenant each month shall in no event be less than the Monthly Basic Rent specified in Paragraph 4 hereof.  The Operating Expenses to be paid by Tenant to Landlord pursuant to the provisions of this Paragraph 5 shall sometimes be referred to in the aggregate as the “Operating Rent.”

5.5           Within one hundred eighty (180) days after receipt by Tenant of an Actual Statement for any prior calendar year during the Term, Tenant or its authorized representative (working on a non-contingency fee basis) shall have the right to inspect the books of Landlord upon reasonable notice and during the business hours of Landlord at Landlord’s office in the Building, or, at Landlord’s option, at such other location in San Francisco as Landlord reasonably may specify, for the purpose of verifying the information contained in the statement.  Unless Tenant asserts specific errors within one hundred eighty (180) days after receipt of the statement, the statement shall be deemed correct as between Landlord and Tenant.  If Tenant makes a timely exception, Landlord shall cause an independent certified public accountant reasonably acceptable to Tenant to issue a final and conclusive resolution of Tenant’s exception.  If, according to such accountant, Landlord’s original determination of annual Operating Expenses overstated the amounts thereof, in the aggregate, by five percent (5%) or less or understated the amounts thereof, then Tenant shall pay the cost of the certification, and, in the case of an understatement, shall pay to Landlord the deficiency in Tenant’s payment of Operating Expenses within thirty (30) days following Tenant’s receipt of such certification.  If, according to such certification, Landlord’s original determination of annual Operating Expenses overstated the amounts thereof, in the aggregate, by more than five percent (5%), then Landlord shall pay the cost of the certification and shall, at its election, either promptly refund the amount of Tenant’s overpayment of Operating Expenses or, if this Lease is still in effect, credit such overpayment against Tenant’s subsequent obligations to pay Operating Expenses.

6.             Security Deposit.  Upon execution of this Lease, Tenant shall pay to Landlord a cash security deposit in the amount specified in the Summary to be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the Term hereof.  If at any time during the Term of this Lease any item constituting rent as provided herein, or any other sum payable by Tenant to Landlord hereunder shall be overdue and unpaid (after notice and applicable cure periods), then Landlord may, at the sole option of Landlord, but without any requirement to do so, appropriate and apply any portion of the deposit provided pursuant to this Paragraph 6 to payment of such overdue rent or other sum.  In the event of the failure of Tenant to keep and perform any term, covenant or condition of this Lease to be kept or performed by Tenant (after notice and applicable cure periods), then, at the sole option of Landlord, and after termination of this Lease, Landlord may appropriate and apply the entire deposit, or so much thereof as may be necessary to compensate Landlord for any loss or damage sustained or suffered by Landlord due to such breach on the part of Tenant.  In the event that all or any portion of the deposit is appropriated and applied by Landlord to overdue rent or other sums due and payable to Landlord by Tenant hereunder, then Tenant shall, within ten (10) days following written demand of Landlord, promptly remit to Landlord a sufficient amount in cash to restore such deposit to the original sum provided in this Paragraph.  Any failure on the part of Tenant to restore the amount of the deposit provided herein within ten (10) days following the date on which demand for restoration is deemed given hereunder shall constitute a breach of this Lease pursuant to Paragraph 24.1 hereof.  Within ten (10) days following the expiration of the Term, or earlier termination of this Lease, Landlord shall pay to Tenant any portion of the deposit provided for herein which has not been appropriated or applied by Landlord in accordance with the provisions of this Paragraph.  Tenant acknowledges that the deposit provided for herein is not prepaid rent and shall not be applied by Tenant to the payment of any rent due the Landlord herein.  No interest shall be paid on the deposit provided for in this Paragraph by Landlord to Tenant, and Landlord shall not be obligated to maintain the deposit provided herein separate or apart from any other funds of Landlord.  In the event Landlord transfers the amount of the deposit provided herein to any successor in interest of Landlord to title of the Site and Building, then, in such event, Landlord shall be discharged from any further obligation or liability with respect to the deposit provided herein.  Tenant waives the provisions of California Civil Code Section 1950.7 and all other provisions of law now in force or that become in force after the date of execution of this Lease, that provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damages caused by Tenant, or to clean the Premises.  Landlord and Tenant agree that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for damages described in California Civil Code Section 1951.2.  Tenant may not assign or encumber the deposit without the consent by Landlord.  Any attempt to do so shall be void and shall not be binding on Landlord.  Provided that Tenant has not previously been in default of this Lease as defined in Paragraph 24, the security deposit shall be reduced to $200,000.00 following the fourth anniversary of the Lease Commencement Date, and further reduced to $120,000.00 following the fifth anniversary of the Lease Commencement Date.  In the event Landlord fails to return timely that portion of the security deposit necessary to reduce the deposit as provided in the preceding sentence, Tenant may give Landlord a written demand for the return of the required funds.  If Landlord thereafter does not return the funds to Tenant within thirty (30) days, Tenant may offset against the next due payment(s) of Monthly Basic Rent the amount necessary to reduce the security deposit as provided herein.  Notwithstanding the foregoing, Tenant shall not have any offset rights if Landlord disputes Tenant’s entitlement to the return of any portion of the security deposit.  In the event of such a dispute, the provisions of Paragraph 55 shall apply.

7.             Use.

7.1           Tenant shall use the Premises for general office purposes and for use as a production/post-production and television broadcast facility, and all purposes incident thereto and shall not use or permit the Premises to be used for any other purpose without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole discretion.  Tenant shall not use or occupy the Premises in violation of any law, code, regulation, rule, order, or injunction or of the Certificate of Occupancy issued for the Building.  Upon five (5) days’ written notice from Landlord, Tenant shall discontinue any use of the Premises which is declared by any governmental authority having jurisdiction to be a violation of any such recorded covenants, conditions and restrictions affecting the Site or of any law, code, regulation, rule, order, or injunction or of said Certificate of Occupancy.  Except as otherwise provided in Paragraph 57 hereof, Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building.  Tenant shall not interfere with radio or television broadcasting or reception from or in the Building to the extent such facilities exist on the date of this Lease, provided that in all events Tenant shall operate its telecommunication equipment and facilities in and on the Building in compliance with all Applicable Laws.  Landlord agrees to use its commercially reasonable efforts to cause other tenants of the Building not to interfere with Tenant’s telecommunication equipment and facilities located on or in the Building.  Tenant shall comply with any direction of any governmental authority having jurisdiction which shall, by reason of the nature of Tenant’s specific use or alteration of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof.  Tenant shall not do or permit to be done anything which will invalidate or increase the cost of any fire, extended coverage or any other insurance policy covering the Site, the Building, the Premises, and/or property located therein and shall comply with all rules, orders, regulations and requirements of the Pacific Fire Rating Bureau or any other organization performing a similar function.  Upon demand, Tenant shall promptly reimburse Landlord as additional rent for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Paragraph 7.  Tenant shall not do or permit anything to be done in or about the Site, the Building, and/or the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building, or injure them, or use or allow the Premises to be used for any unlawful purpose.  Tenant shall not cause, maintain or permit any nuisance in, on or about the Site, the Building and/or the Premises, or allow any noxious odors to exist at or emanate from the Site, the Building and/or the Premises.  Tenant shall not commit or suffer to be committed any waste in or upon the Site, the Building and/or the Premises and shall keep the Premises in good repair and appearance.  Tenant shall not place a load upon the Premises which exceeds the average pounds of live load per square foot of floor area specified for the Building by Landlord’s architect, with the partitions to be considered a part of the live load.  Landlord reserves the right to prescribe the weight and position of all safes, files and heavy equipment which Tenant desires to place in the Premises so as to distribute properly the weight thereof.  Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant as to eliminate such vibration or noise.  Tenant shall be responsible for all structural engineering required to determine structural load.  Tenant shall fasten all files, bookcases and like furnishings to walls in a manner to prevent tipping over in the event of earth movements.  Landlord shall not be responsible for any damage or liability for such events.

7.2           Except for the normal and proper use and storage of typical cleaning fluids and solutions, and office equipment supplies (such as copier toner), in amounts commensurate with Tenant’s permitted use and occupancy of the Premises, and except in connection with the use of the Generator pursuant to Paragraph 56 below, Tenant shall not use, introduce to the Site, the Building and/or the Premises, generate, manufacture, produce, store, release, discharge or dispose of, on, under or about the Site, the Building and/or the Premises or transport to or from the Site, the Building and/or the Premises any Hazardous Material (as defined below) or allow its employees, agents, contractors, invitees or any other person or entity to do so.  Tenant warrants that it shall not make any use of the Site, the Building and/or the Premises which may cause contamination of the soil, the subsoil or ground water.  Tenant shall keep and maintain the Premises in compliance with, and shall not cause the Premises to be in violation of, any and all federal, state or local laws, ordinances, rules or regulations pertaining to health, industrial hygiene or the environmental conditions on, under or about the Premises (“Environmental Laws”); provided, however, that (a) Landlord represents and warrants to Tenant that, upon the Delivery Date, there shall be no Hazardous Materials actually existing and present at the Building or the Site or within the Premises as of the Lease Commencement Date in concentrations which present a known health hazard or require remediation or other action pursuant to any Environmental Law, and (b) in no event shall Tenant be responsible for the investigation, cleanup, detoxification or other ameliorative work of any Hazardous Materials in, on or about the Site, the Building and/or the Premises, except to the extent arising from Tenant’s use thereof in violation of Environmental Laws.  Tenant shall give immediate written notice to Landlord of (i) any action, proceeding or inquiry by any governmental authority or any third party with respect to the presence of any Hazardous Material on the Site, the Building and/or the Premises or the migration thereof from or to other property or (ii) any spill, release or discharge of Hazardous Materials that occurs with respect to the Site, the Building and/or the Premises or Tenant’s operations.

(a)           Tenant shall indemnify and hold harmless Landlord, its directors, officers, members, employees, agents, successors and assigns (collectively “Landlord Parties”, individually a “Landlord Party”) from and against any and all claims arising from Tenant’s use of the Site, the Building and/or the Premises in violation of the terms, covenants and conditions of Paragraph 7.2 above.  The indemnity shall include all costs, fines, penalties, judgments, losses, attorney’s fees, expenses and liabilities incurred by any of the Landlord Parties for any such claim or any action or proceeding brought thereon including, without limitation, (i) all foreseeable consequential damages including without limitation loss of rental income and diminution in property value; and (ii) the costs of any cleanup, detoxification or other ameliorative work of any kind or nature required by any governmental agency having jurisdiction thereof, including without limitation all costs of monitoring and all fees and expenses of consultants and experts retained by and of the Landlord Parties.  This indemnity shall survive the expiration or termination of this Lease.  In any action or proceeding brought against any of the Landlord Parties by reason of any such claim, upon notice from such Landlord Party if such Landlord Party does not elect to retain separate counsel, Tenant shall defend the same at Tenant’s expense by counsel reasonably satisfactory to such Landlord Party.

(b)           Landlord shall indemnify and hold harmless Tenant, its directors, officers, employees, agents, successors and assigns (collectively, “Tenant Parties”, individually a “Tenant Party”) from and against any and all claims arising from or relating to Hazardous Materials actually existing and present at the Building or the Site or within the Premises (i) as of the Lease Commencement Date, or (ii) not caused by Tenant, its employees, agents or contractors.  The indemnity shall include all costs, fines, penalties, judgments, losses, attorney’s fees, expenses and liabilities incurred by any of the Tenant Parties for any such claim or any action or proceeding brought thereon including the cost of any clean up, detoxification or other ameliorative work of any kind or nature required by any governmental agency having jurisdiction thereof and including, without limitation, all fees and expenses of consultants and experts retained by any of the Tenant Parties.  This indemnity shall survive the expiration or termination of this Lease.  Any action or proceeding brought against Tenant Parties by reason of any such claim, upon notice from such Tenant Party, if such Tenant Party does not elect to retain separate counsel, Landlord shall defend the same at Landlord’s expense by counsel reasonably satisfactory to such Tenant Party.

(c)           As used herein, the term “Hazardous Material” shall mean any substance or material which has been determined by any state, federal or local governmental authority to be capable of posing a risk of injury to health, safety or property, including all of those materials and substances designated as hazardous or toxic by the city or state in which the Premises are located, the U.S. Environmental Protection Agency, the Consumer Product Safety Commission, the Food and Drug Administration, the California Water Resources Control Board, the Regional Water Quality Control Board, San Francisco Bay Region, the California Air Resources Board, CAL/OSHA Standards Board, Division of Occupational Safety and Health, the California Department of Food and Agriculture, the California Department of Health Services, and any federal agencies that have overlapping jurisdiction with such California agencies, or any other governmental agency now or hereafter authorized to regulate materials and substances in the environment.  Without limiting the generality of the foregoing, the term “Hazardous Material” shall include all of those materials and substances defined as “hazardous materials” or “hazardous waste” in Sections 66680 through 66685 of Title 22 of the California Administrative Code, Division 4, Chapter 30, as the same shall be amended from time to time, petroleum, petroleum-related substances and the by-products, fractions, constituents and sub-constituents of petroleum or petroleum-related substances, asbestos, and any other materials requiring remediation now or in the future under federal, state or local statutes, ordinances, regulations or policies.

8.             Payments and Notices.  All rents and other sums payable by Tenant to Landlord hereunder shall be paid to Landlord by check, cashier’s check, or cash, at Landlord’s option, at the address designated by Landlord in the Summary or at such other places as Landlord may hereafter designate in writing.  Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery, mail, or by recognized overnight courier.  If notice is given by personal delivery, such notice shall be deemed to be given upon delivery.  If notice is given by Landlord by registered or certified mail addressed to Tenant at the Building, or by Tenant to Landlord at both of the addresses designated in the Summary, then such notice shall be deemed given on receipt or upon attempted delivery if delivery is refused.  If notice is given by overnight courier to the addresses stated above, notice shall be deemed given on receipt or upon attempted delivery, if delivery is refused.  Either party may by written notice to the other specify a different address for notice purposes except that Landlord may in any event use the Premises as Tenant’s address for notice purposes.  If more than one person or entity constitutes the “Tenant” under this Lease, service of any notice upon any one of said persons or entities shall be deemed as service upon all of said persons or entities.

9.             Brokers.  The parties recognize that the brokers who negotiated this Lease are the brokers whose names are stated in Paragraph (o) of the Summary, and agree that Landlord shall be solely responsible for the payment of brokerage commissions to said brokers.  Tenant shall have no responsibility therefor.  As part of the consideration for the granting of this Lease, Tenant represents and warrants to Landlord that no other broker, agent or finder was hired, negotiated or was instrumental in negotiating or consummating this Lease and there is no other real estate broker, agent or finder who is, or might be, entitled to a commission or compensation in connection with this Lease.  Any broker, agent or finder of Tenant whom Tenant has failed to disclose herein shall be paid by Tenant.  Tenant shall hold Landlord (and/or each of the Landlord Parties) harmless from all damages and indemnify Landlord (and/or each of the Landlord Parties) for all said damages paid or incurred by Landlord (and/or each of the Landlord Parties) resulting from any claims that may be asserted against Landlord (and/or each of the Landlord Parties) by any broker, agent or finder who has, or has claimed to have, rendered services to Tenant undisclosed by Tenant herein.  Landlord shall hold Tenant (and/or each of the Tenant Parties) harmless from all damages and indemnify Tenant (and/or each of the Tenant Parties) for all said damages paid or incurred by Tenant (and/or any of the Tenant Parties) resulting from any claims that may be asserted against Tenant (and/or any of the Tenant Parties) by any broker, agent or finder who has, or has claimed to have, rendered services to Landlord undisclosed by Landlord herein.

10.           Holding Over.  If Tenant remains in possession of the Premises after expiration or earlier termination of this Lease with Landlord’s express consent, Tenant’s occupancy shall be a month to month tenancy at a rent agreed upon by Landlord and Tenant, but in no event less than the Monthly Basic Rent and Operating Rent payable under this Lease during the last full month before the date of expiration or earlier termination.  The month to month tenancy shall be on the terms and conditions of this Lease except as provided in the preceding sentence and the Lease clauses concerning extension rights.  If Tenant holds over after the expiration or earlier termination of the Term hereof without the express written consent of Landlord, Tenant shall become a tenant at sufferance only, at a rental rate equal to the greater of one hundred fifty percent (150%) of the Monthly Basic Rent which would be applicable to the Premises upon the date of expiration of the Term (prorated on a daily basis) or fair market value as reasonably determined by Landlord, and otherwise subject to the terms, covenants and conditions herein specified, so far as applicable including, without limitation, the obligation to pay increased Operating Expenses as provided in Paragraph 5.  Acceptance by Landlord of rent after such expiration or earlier termination shall not constitute a consent to a holdover hereunder or result in a renewal.  The foregoing provisions of this Paragraph 10 are in addition to and do not affect Landlord’s right of re-entry or any rights of Landlord hereunder or as otherwise provided by law.  If Tenant fails to surrender the Premises upon the expiration of this Lease despite written demand to do so by Landlord, Tenant shall indemnify and hold Landlord harmless from all loss or liability arising out of such failure, including without limitation, any claim made by any succeeding tenant founded on or resulting from such failure to surrender.  No provision of this Paragraph 10 shall be construed as implied consent by Landlord to any holding over by Tenant.  Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon expiration or other termination of this Lease.  The provisions of this Paragraph 10 shall not be considered to limit or constitute a waiver of any other rights or remedies of Landlord provided in this Lease or at law.

11.           Taxes on Tenant’s Property.  Tenant shall be liable for and shall pay before delinquency, taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises.  If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed value of the Site, the Building, and/or the Premises is increased by the inclusion therein of a value placed upon such personal property or trade fixtures of Tenant, and if Landlord, after written notice to Tenant, pays the taxes based upon such increased assessments, which Landlord shall have the right to do regardless of the validity thereof, but only under proper protest if requested by Tenant, then, upon demand Tenant shall repay to Landlord the taxes levied against Landlord, or the proportion of such taxes resulting from such increase in the assessment.  Notwithstanding the foregoing, at Tenant’s sole cost and expense and at no expense or cost to Landlord, Tenant shall have the right, in the name of Landlord and with Landlord’s full cooperation, to bring a good faith suit in any court of competent jurisdiction to recover the amount of any such taxes so paid under protest, any amount so recovered to belong to Tenant.

12.           Condition of Premises.  Other than with respect to the completion of Landlord’s construction obligations set forth in Paragraph 1.4 and the Work Letter, which shall be done in a good and workmanlike manner, and other than as expressly stated herein, Tenant acknowledges that neither Landlord nor any of the Landlord Parties have made any representation or warranty of any kind whatsoever with respect to the Site, the Premises and/or the Building or with respect to the suitability of either for the conduct of Tenant’s business; provided, however, that Landlord represents and warrants to Tenant that, upon the Delivery Date, the Building, the Site and the Premises shall be in compliance with all Applicable Laws, including the Americans with Disabilities Act of 1990, as amended from time to time.  Tenant acknowledges and agrees that Tenant is relying solely upon Tenant’s own inspection of the Site, the Building and the Premises, and Tenant is not relying on any representation or warranty from the Landlord regarding the Site, the Premises or the Building, except as specifically set forth in this Lease, including, without limitation, any representation or warranty as to the physical condition, design or layout of the Site, the Building and the Premises.  Landlord represents that the Service Facilities (as defined below) are, or will be as of the Commencement Date, in good working condition and comply with all Applicable Laws.

13.           Alterations.

13.1         Other than changes to the roof, the structural portions of the Building and/or the Premises, and to the foundation, Tenant may, at any time and from time to time during the Term of this Lease, at its sole cost and expense, make alterations, additions, installations, substitutions, improvements and decorations (hereinafter collectively called “Changes” and individually, a “Change”) in and to the Premises, on the following conditions, provided that such Changes will not result in a violation of all applicable laws, rules, orders, ordinances, directions, regulations and requirements of all governmental authorities, agencies, offices, departments, bureaus and boards having jurisdiction thereof laws, codes, regulations, orders or injunctions (collectively, “Applicable Laws”) or require a change in the Certificate of Occupancy applicable to the Premises:

(a)           The outside appearance, character or use of the Building shall not be affected, and no Changes shall weaken or impair the structural strength or, in the reasonable opinion of Landlord, lessen the value of the Building, the Site, and/or the Premises or cause material and unusual expenses to be incurred upon the removal of Changes and the restoration of the Premises upon the termination of this Lease that Tenant does not agree to bear; provided, however, that Landlord acknowledges and agrees that Changes relating to Tenant’s use of the Premises as permitted hereunder, including, without limitation, the construction of a production/post-production and broadcast facility and the Permitted Ground Floor Changes are hereby approved.  Notwithstanding such approval, Landlord shall have the right to disapprove the Changes described in the immediately preceding sentence if the Changes (a) adversely affect the structure of the Building, (b) adversely affect the Service Facilities, (c) do not comply with Applicable Laws or (d) unreasonably interfere with normal and customary business operations of Landlord or other tenants of the Building (the “Disapproval Conditions”).

(b)           No part of the Building outside of the Premises shall be physically affected.

(c)           The proper functioning of any of the mechanical, electrical, sanitary and other service systems or instillations of the Building (“Service Facilities”) shall not be adversely affected, and there shall be no construction which might interfere with Landlord’s free access to the Service Facilities or interfere with the moving of Landlord’s equipment to or from the enclosures containing the Service Facilities.

(d)           In performing the work involved in making such Changes, Tenant shall be bound by and observe all of the conditions and covenants contained in this Paragraph 13, and Tenant shall not unreasonably interfere with or disturb any other tenants (of such tenants, invitees, employees, or agents) use and enjoyment of the Site and the Building.

(e)           All work shall be done at such times and in such manner as is set forth in this Paragraph 13.

(f)            Tenant shall not be permitted to install and make part of the Premises any materials, fixtures or articles (excluding Tenant’s trade fixtures, personal property and other items specified in Paragraph 13.7 below) which are subject to liens, conditional sales contracts or chattel mortgages.

(g)           At the date upon which the Term of this Lease shall end, or the date of any earlier termination of this Lease, Tenant shall, unless otherwise requested by Landlord in writing, restore the Premises to their condition prior to the making of any Changes permitted by this Paragraph, reasonable wear and tear excepted.  If Tenant fails to complete the restoration before expiration of the Term, Landlord may complete the restoration and charge the reasonable cost of the restoration to Tenant.  Tenant shall have no obligation to restore the Premises to its condition prior to (i) the construction of the tenant improvements contemplated by Paragraph 1.4, or (ii) any Changes made by Tenant during the first twenty-four (24) months of the Term that relate to Tenant’s use of the Premises as permitted hereunder, provided such Changes are made in compliance with the provisions of this Paragraph 13.

13.2         Before proceeding with any Change (exclusive only of changes to items constituting Tenant’s personal property), Tenant shall submit to Landlord plans and specifications for the work to be done, which shall in all cases require Landlord’s prior written approval, which approval shall not be withheld unless the Disapproval Conditions apply.  Landlord shall review and approve or disapprove all such plans and specifications within ten (10) days following the date upon which Tenant submits the same to Landlord.  Landlord may confer with consultants in connection with the review of such plans and specifications.  If Landlord or such consultant(s) shall disapprove of any of the Tenant’s plans, Tenant shall be advised of the reasons of such disapproval with reasonable specificity.  In any event, Tenant agrees to pay to Landlord, as additional rent, the reasonable cost of such consultation and review within thirty (30) days following receipt of invoices either from Landlord or such consultant(s).  Any Change for which approval has been received shall be performed strictly in accordance with the approved plans and specifications, and no material amendments or additions to such plans and specifications shall be made without the prior written consent of Landlord, which approval shall not be withheld unless the Disapproval Conditions apply.

13.3         [Intentionally Deleted]

13.4         Tenant shall submit to Landlord for Landlord’s approval (which approval shall not be unreasonably withheld, conditioned or delayed) the name and address of each contractor intended to be used by Tenant in connection with construction of Changes.  Landlord shall review and approve or disapprove all such contractors within ten (10) days following the date upon which Tenant submits the same to Landlord.  If Landlord approves the construction of specific interior improvements in the Premises by contractors or mechanics selected by Tenant and approved by Landlord, then Tenant’s contractors shall obtain on behalf of Tenant and at Tenant’s sole cost and expense, all necessary governmental permits and certificates for the commencement and prosecution of Tenant’s Changes and for final approval thereof upon completion.  In the event Tenant shall request any Changes in the work to be performed after the submission of the plans referred to in this Paragraph 13, such additional Changes shall be subject to the same approvals and notices as the Changes initially submitted by Tenant.

13.5         All Changes and the performance thereof shall at all times comply with (i) all Applicable Laws, (ii) all rules, orders, directions, regulations and requirements of the Pacific Fire Rating Bureau, or of any similar insurance body or bodies, and (iii) all reasonable and non-discriminatory rules and regulations of Landlord, and Tenant shall cause Changes to be performed in compliance therewith and in good and workmanlike manner, using materials and equipment at least equal in quality and class to the installations of the Building.  Changes shall be performed in such manner as not to unreasonably interfere with the occupancy of any other tenant in the Building nor delay or impose any additional material expense upon Landlord in construction, maintenance or operation of the Building, and shall be performed by Contractors or mechanics approved by Landlord and submitted to Tenant pursuant to this Paragraph, who shall coordinate their work in cooperation with any other work being performed with respect to the Site and/or the Building.  Throughout the performance of Changes, Tenant, at its expense, shall carry, or cause to be carried, workmen’s compensation insurance in statutory limits, and general liability insurance for any occurrence in or about the Building, of which Landlord and its managing agent shall be named as parties insured, in limits of $1,000,000 per occurrence and in the aggregate, with insurers reasonably satisfactory to Landlord all in compliance with Subparagraph 20.2.  Notwithstanding any provision of this Lease to the contrary, except as provided below, in no event shall Landlord be required to undertake any alteration or any improvements of any kind whatsoever in connection with the Premises or the Building as a result of or in connection with any Changes being made by Tenant.  Without limiting the foregoing, Landlord shall not be required to make any improvements or alteration of any kind whatsoever in order to comply with any Applicable Laws which may be required in connection with Changes being made by Tenant, except that if the Site and/or the Building are not in compliance with all Applicable Laws as of the date of this Lease, then any improvements required to be made to bring the Site and/or the Building into compliance shall be performed by Landlord at no cost to Tenant.

13.6         Tenant further covenants and agrees that any mechanic’s lien filed against the Premises or against the Building for work claimed to have been done for, or materials claimed to have been furnished to Tenant, will be discharged by Tenant, by bond (pursuant to California Civil Code Section 3143) or otherwise, within ten (10) days after the filing thereof, at the cost and expense of Tenant.  All alterations, decorations, additions or improvements upon the Premises, made by either party, including (without limiting the generality of the foregoing) all wall covering, built-in cabinet work, paneling and the like, shall, unless Landlord elects otherwise and except as provided in Paragraph 13.7 below, become the property of Landlord, and shall remain upon, and be surrendered with the Premises, as a part thereof, at the end of the Term hereof.  Notwithstanding the foregoing, Landlord may by written notice, given to Tenant at least thirty (30) days prior to the end of the

Term, require Tenant to remove all partitions, counters, railings, changes and the like installed by Tenant, and Tenant shall repair any damage to the Premises arising from such removal or, at Landlord’s option, shall pay to the Landlord all of Landlord’s costs of such removal and repair.  Notwithstanding the sentence immediately above, Tenant shall not be required to remove or restore any Changes (a) which Landlord agreed in accordance with the provisions of Subparagraph 13.1(g) need not be removed or restored or (b) which, at the time Landlord grants its approval of the Changes hereunder, Landlord does not specify in writing shall be required to be removed.

13.7         With the exception of the Personal Property listed in Exhibit D, all articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant or installed by Tenant at its expense in the Premises shall be and remain the property of Tenant.  Tenant may remove such items at Tenant’s sole cost and expense at any time during the Term, and Tenant shall restore and repair all damage to the Premises caused by such removal, and shall otherwise perform such removal in accordance with Landlord’s reasonably imposed scheduling and other requirements.  If Tenant shall fail to remove all of its effects from said Premises upon termination of this Lease for any cause whatsoever, Landlord may, at its option, remove the same in any manner that Landlord shall choose, and store said effects without liability to Tenant for loss thereof.  Tenant agrees to pay Landlord upon demand any and all reasonable expenses incurred in such removal, including court costs and attorneys’ fees and storage charges on such effects for any length of time that the same shall be in Landlord’s possession, or Landlord may, at its option, without notice, sell said effects, or any of the same, at private sale and without legal process, for such price as Landlord may obtain Landlord shall apply such proceeds of such sale upon any amounts due under this Lease from Tenant to Landlord and upon the expense incident to the removal and sale of said effects.

13.8         Landlord reserves the right at any time and from time to time without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor or otherwise affecting Tenant’s obligations under this Lease, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Site or the Building (including the Premises if required so to do by any law or regulation) and to the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages and stairways thereof; provided, however, that Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s conduct of business in the Premises in the performance of such work and, with respect to any such work which is required to be performed in the Premises, Landlord shall not perform such work during normal business hours unless it is unavoidable.  Without limitation to the foregoing, Landlord may change the name by which the Building is commonly known, as Landlord may deem necessary or desirable; provided, however, that in no event shall the name of the Building identify a media company, and Landlord shall be responsible for all reasonable costs and expenses incurred by Tenant as a result of such name change.  Nothing contained in this Paragraph 13 shall be deemed to relieve Tenant of any duty, obligation or liability of Tenant with respect to the terms, covenants and conditions of the Lease, to making any repair, replacement or improvement required hereby, or to complying with any law, order or requirement of any government or other authority.  Nothing contained in this Paragraph 13, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision of repair of the Site, the Building and/or the Premises or any part thereof other than as otherwise provided in this Lease.

13.9         Within thirty (30) days of completion of any Changes that require a building permit, Tenant shall provide Landlord with a set of final “as-built” plans.

13.10       If, following completion of the Tenant Improvements, the Tenant Improvement Allowance (as defined in the Work Letter) has not been fully disbursed, then Landlord agrees to contribute the remaining portion of the Tenant Improvement Allowance to any Changes performed by Tenant during the first twenty-four (24) months of the Term.  Landlord shall disburse the remaining portion of the Tenant Improvement Allowance to Tenant within thirty (30) days after Tenant’s written demand, which written demand may be made not more often than monthly and shall be accompanied by (i) copies of applicable invoices, (ii) a written statement from Tenant’s architect or contractor that the work described on any such invoices has been completed in accordance with the approved plans and specifications, and (iii) properly executed lien waivers from Tenant’s general contractor to the extent of the work described in such invoices.  In the event Landlord fails to disburse the remainder of the Tenant Improvement Allowance as provided in this Paragraph within thirty (30) days of receipt of Tenant’s written demand, and provided that Tenant has complied with all of the requirements for such disbursement, Tenant may offset against the next due payments of Monthly Basic Rent the amount of the Tenant Improvement Allowance to which Tenant is entitled.  Notwithstanding the foregoing, Tenant shall not have any offset rights if Landlord disputes Tenant’s entitlement to the amounts demanded by Tenant.  In the event of such a dispute, the provisions of Paragraph 55 shall apply.

14.           Repairs.

14.1         Subject to the provisions of Paragraph 20.6 below, Tenant shall, when and if needed, at Tenant’s sole cost and expense, maintain and make all repairs to the Premises and each and every part thereof, to keep, maintain and preserve the Premises, and each and every system exclusively serving the Premises (other than any such systems located in the Server Room, which shall, subject to inclusion as an Operating Expense, be Landlord’s responsibility), in good condition, excepting ordinary wear and tear and damage by fire or other casualty.  Any such maintenance and repair shall be performed by Landlord’s contractor, or a contractor or contractors approved in advance in writing by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that if such maintenance and repair is performed by Landlord’s contractor, then Landlord agrees that (a) the cost to Tenant of such maintenance and repair shall be reasonably priced vis-à-vis the cost to Tenant if Tenant had contracted directly for such maintenance and repair with another qualified contractor approved by Landlord to perform work in the Building, and (b) the time period required to perform such maintenance and repair shall not be materially longer than the time period requited to complete such work had Tenant contracted directly therefor.  All costs and expenses incurred in such maintenance and repair shall be paid by Tenant within thirty (30) days after billing by Landlord or such contractor or contractors.  If Tenant hires a contractor other than Landlord’s contractor, then the contract between Tenant and such contractor shall provide that Landlord be copied on all notices and invoices delivered to Tenant.  Tenant shall upon the expiration or sooner termination of the Term hereof surrender the Premises to Landlord in good condition and repair, reasonable wear and tear and damage by fire or other casualty excepted.  Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof except as provided in Paragraphs 1.4, 14.2, 21 and 22, and the parties hereto affirm that Landlord (and each of the Landlord Parties) has made no representations to Tenant respecting the condition of the Site, the Premises or the Building, except as specifically herein set forth.  Notwithstanding anything set forth above in this Paragraph to the contrary, Tenant shall have no obligation to install, maintain or repair any of the structural elements or systems of the Building, unless such work is required due to Tenant’s specific use or misuse of the Premises.

14.2         Notwithstanding anything contained in Subparagraph 14.1 above to the contrary, Landlord shall repair and maintain the structural portions of the Building, the exterior of the Building, the Common Areas of the Site and the Service Facilities in good condition, unless and to the extent such maintenance and repairs are, subject to the provisions of Paragraph 20.6 below, necessary as a result of the act, neglect, fault of or omission of any duty of Tenant, its agents, servants, employees, representatives or invitees, in which case Tenant shall pay to Landlord as additional rent, the reasonable cost of such maintenance and repairs.  Landlord shall not be liable for any failure to make any such repairs, or to perform any maintenance, unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant; provided, however, that (a) Landlord shall proceed forthwith to effect any necessary repairs with reasonable diligence, but in all events Landlord shall commence making such repairs within thirty (30) days after having received Tenant’s notice (or, in the case of an emergency situation or imminent threat to life or safety, as soon as reasonably practicable under the circumstances) and diligently pursue such repairs to completion; and (b) if an emergency situation or imminent threat to life or safety arises in the Premises, Tenant may, following any type of notice to Landlord which is reasonable under the circumstances, immediately make such repairs as are necessary to avoid or mitigate such emergency situation or threat, in which event, provided the same are Landlord’s responsibility hereunder, Landlord shall reimburse Tenant for the reasonable cost thereof within thirty (30) days following receipt of a reasonably detailed invoice therefor.  Except as provided in Paragraph 17.2 and Paragraph 21 hereof, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or in or to fixtures, appurtenances and equipment therein.  Tenant hereby waives the provisions of California Civil Code Sections 1932(1), 1941 and 1942 and of any similar law, statute or ordinance now or hereafter in effect.

15.           Liens.  As provided in Paragraph 13.6 above, Tenant covenants and agrees that any mechanic’s lien filed against the Premises or against the Building for work claimed to have been done for, or materials claimed to have been furnished to Tenant, will be discharged by Tenant, by bond (pursuant to California Civil Code Section 3143) or otherwise, within twenty (20) days after the filing thereof, at the cost and expense of Tenant.  Landlord shall have the right at all reasonable times to post and keep posted on the Premises any notices which it deems necessary for protection from such liens.  Notwithstanding any other provision in this Lease to the contrary, if Tenant does not comply with the foregoing requirements, Landlord may, without waiving its rights and remedies based on such breach of Tenant and without releasing Tenant from any of its obligations, cause such liens to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien.  Thereafter, Tenant shall promptly pay to Landlord, upon notice by Landlord, any sum paid by Landlord to remove such liens, together with interest at the maximum rate per annum permitted by law from the date of such payment by Landlord.

16.           Entry by Landlord.  Landlord reserves and shall at any and all reasonable times (except in the case of emergency) have the right to enter the Premises to inspect the same, to supply any service to be provided by Landlord to Tenant hereunder, to submit said Premises to prospective purchasers or mortgagors/lenders or, to post notices of nonresponsibility, to alter, improve or repair the Premises or any other portion of the Building, during the last six (6) months of the Term of this Lease, to prospective tenants, all without being deemed guilty of any eviction of Tenant (so long as Landlord complies with the last sentence of this Paragraph) and without abatement of rent, except as provided in Paragraph 17.2 below.  In order to carry out such purposes, Landlord may erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, provided that the business of Tenant shall be interfered with as little as is reasonably practicable.  Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby.  For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises (excluding Tenant’s vaults and safes), and Landlord shall have the means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises.  Any entry to the Premises obtained by Landlord by any of said means, or otherwise, shall not, under any circumstances, be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof.  Any damages caused on account thereof shall be paid by Landlord.  It is understood and agreed that no provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed herein to be performed by Landlord.  In the exercise of its rights under this Paragraph 16 Landlord shall attempt to minimize any disturbance of Tenant’s use and possession of the Premises and to provide as much notice to Tenant as may be reasonably possible prior to any such exercise of Landlord’s rights under this Paragraph 16.

17.           Utilities and Services.

17.1         Landlord agrees during the Lease Term to furnish to the Premises Monday through Friday, 8:00 a.m. through 7:00 p.m., holidays excepted, reasonable quantities of electric current for normal lighting and fractional horsepower office machines, water for lavatory and drinking purposes, heat and air conditioning required in Landlord’s reasonable judgment for the comfortable use and occupancy of the Premises (which amounts shall be materially consistent with the amounts being provided by landlords of comparable buildings in the San Francisco South of Market area), janitorial service (including washing the exterior of the windows of the Premises on a frequency reasonably determined by Landlord consistent with similar buildings) and elevator service by non attended automatic elevators.  Except as provided in Paragraph 17.2 below, Landlord shall not be liable for, and Tenant shall not be entitled to any abatement or reduction of rent by reason of Landlord’s failure to furnish any of the foregoing when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character, or for other causes beyond Landlord’s reasonable control.  Landlord’s cost of providing such services shall be part of Operating Expenses.  Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to the interruption or failure of or inability to provide any services required to be provided by Landlord hereunder.  If Tenant requires or utilizes materially more water, electric power or other utility service than is considered typical for general office purposes, which the parties agree shall be 6.0 watts per square foot (3.5 watts for wall receptacles, 2.5 watts for desk top computers and peripherals), Landlord may at its option, require Tenant to pay as additional rent the cost as reasonably estimated by Landlord incurred by such additional or extraordinary usage.  In the event Tenant requires HVAC service to the Premises outside of the business hours specified above, Tenant shall pay to Landlord as additional rent the sum of $85.00 per hour for each hour of occupancy outside of the business hours specified above to reimburse Landlord for the electricity costs to operate the HVAC; provided , however, that in the case where Tenant and one or more other tenants shall order after-hours HVAC, the cost payable by Tenant shall be prorated to reflect the area of that portion of the Premises so served and the area of the other tenants’ premises served.  Electrical power required in connection with any special air conditioning installed for a “computer room” in the Premises or electric power otherwise required in connection with any such “computer room” shall be considered extraordinary and Tenant shall be charged therefor as and to the extent provided in Paragraph 1.8 above.  Tenant shall additionally be responsible for the payment of all electrical costs associated with the studio portion of the Premises, but only to the extent such usage exceeds the electrical consumption which would occur were the studio portion of the Premises devoted to general office use, as defined above.  In addition, Landlord may, but shall not be required to, install separate meter(s) for the Premises, or advisory meters, at Tenant’s sole expense, and Tenant thereafter shall pay all charges in excess of the cost of normal office use of such services and Tenant shall not be charged for any share of Operating Expenses with respect to, and to the extent that Tenant pays for, the services that are separately metered.  All charges levied against Tenant for extraordinary utility usage, or usage outside the business hours specified above, shall be due and payable thirty (30) days after receipt by Tenant of Landlord’s written invoice detailing such charges.  Any incandescent light bulbs used in the Premises shall be paid for by the Tenant.  Upon Tenant’s request, Landlord’s personnel shall install incandescent light bulbs or other Building Nonstandard bulbs in the Premises.  Tenant agrees to pay Landlord, within thirty (30) days after receipt by Tenant of Landlord’s written invoice detailing such charges, Landlord’s cost for the maintenance and/or replacement, as applicable, of all such incandescent light bulbs installed or other Building Nonstandard lighting fixtures.  Landlord shall provide Tenant access to the Premises on a twenty-four (24) hour per day, seven (7) days per week basis, subject to events beyond Landlord’s reasonable control.

17.2         Notwithstanding anything to the contrary set forth in this Lease, in the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (a) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform as required by this Lease, which substantially interferes with Tenant’s use of the Premises, (b) any failure to provide services, utilities or access to the Premises as required by this Lease, (c) any other event which is not the result of Tenant’s default hereunder or the negligence or willful misconduct of Tenant or any Tenant Party (any such set of circumstances as set forth in items (a), (b) or (c), above, to be known as an “Abatement Event”), then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive business days after Landlord’s receipt of any such notice (the “Eligibility Period”), the Base Rent and Operating Rent, and Tenant’s obligation to pay for parking (to the extent not utilized by Tenant) shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use for the normal conduct of Tenant’s business, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Operating Rent for the entire Premises and Tenant’s obligation to pay for parking shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises.  If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises.  Such right to abate Base Rent and Operating Rent, and Tenant’s obligation to pay for parking shall be Tenant’s sole and exclusive remedy for rent abatement at law or in equity for an Abatement Event.  Except as provided in this Section 19.5.2, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

17.3         If, as a result of an Abatement Event, Tenant is prevented from using, and does not use, the Premises, for a continuous period of six (6) months after Landlord’s receipt of an applicable Abatement Event notice, then Tenant shall have the right to terminate this Lease by notice to Landlord (the “Abatement Event Termination Notice”), effective as of a date set forth in the Abatement Event Termination Notice (the “Abatement Event Termination Date”), which Abatement Event Termination Date shall not be less than ten (10) business days following the date such Abatement Event Termination Notice was delivered to Landlord.  Notwithstanding anything set forth to the contrary in this Section 17.3, Tenant shall have the right to terminate this Lease under this Section 17.3 only if Tenant is not then in economic or material non-economic default under this Lease beyond any applicable notice and cure period expressly set forth in this Lease.

18.           Indemnification.

18.1         To the fullest extent permitted by law, Tenant hereby agrees, subject to the provisions of Paragraph 20.6 below, to defend, indemnify, protect and hold Landlord and Landlord Parties harmless against and from any and all loss, cost, damage or liability (“Claims”) arising from: (a) any cause in, on or about the Premises; or (b) the negligence or willful misconduct of Tenant or any Tenant Party; provided, however, that Tenant’s obligations under this Paragraph shall be inapplicable to the extent such Claims arise from the negligence or willful misconduct of Landlord or any Landlord Parties.

18.2         To the fullest extent permitted by law, Landlord hereby agrees, subject to the provisions of Paragraph 20.6 below, to defend, indemnify, protect and hold Tenant and Tenant Parties harmless against and from any and all Claims arising from (a) the gross negligence or willful misconduct of Landlord or any Landlord Parties; or (b) any cause in, on or about the Common Areas to the extent covered by Landlord’s insurance; provided, however, that Landlord’s obligations under this Paragraph shall be inapplicable to the extent such Claims (i) arise from the negligence or willful misconduct of Tenant or any Tenant Parties, or (ii) are covered by Tenant’s indemnity and related obligations contained in Paragraphs 56 or 57 below.

18.3         Landlord’s and Tenant’s obligations under this Paragraph 18 shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Paragraph 18 are fully, finally, and absolutely barred by the applicable statutes of limitations.

19.           Damage to Tenant’s Property.  Notwithstanding the provisions of Paragraph 18 to the contrary, Landlord and each of the Landlord Parties shall not be liable for any damage to property entrusted to employees of the Building, nor for loss of or damage to any property by theft or otherwise, nor for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building (including, but not limited to, the Premises) or from the pipes, appliances or plumbing works therein or from the roof, street or sub-surface or from any other place or resulting from dampness or any other patent or latent cause whatsoever, except to the extent arising from the negligence or willful misconduct of Landlord or the Landlord Parties.  Landlord and each of the Landlord Parties shall not be liable for interference with the light, air or view of the Premises.  Tenant shall give prompt notice to Landlord in case of fire or accidents in the Premises or in the Building or of defects known to Tenant therein or in the fixtures or equipment located therein.  Notwithstanding any provision of Paragraph 18 to the contrary, neither Landlord nor any partner, director, officer, member, agent, servant or employee of Landlord shall be liable:  (i) for any such damage caused by other tenants or persons in, upon or about the Building, or caused by operations in the construction of any private, public or quasi-public work (the limitations of liability set forth in this clause (i) shall not apply to any damage or liability caused by the negligence or intentional misconduct of Landlord or any Landlord Parties); or (ii) for consequential damages, including lost profits, of Tenant or any person claiming through or under Tenant.

20.           Insurance.

20.1         During the Term hereof, Tenant, at its sole expense, shall obtain and keep in force the following insurance:

(a)           Commercial general liability insurance naming the Landlord as an additional insured against any and all claims for bodily injury and property damage occurring in, or about the Premises arising out of Tenant’s use and occupancy of the Premises.  Such insurance shall have a combined single limit of not less than Two Million Dollars ($2,000,000.00) per occurrence with a Four Million Dollars ($4,000,000.00) aggregate limit.  Such liability insurance shall be primary and not contributing to any insurance available to Landlord and Landlord’s insurance shall be in excess thereto.  In no event shall the limits of such insurance be considered as limiting the liability of Tenant under this Lease.

(b)           Personal property insurance insuring all equipment, trade fixtures, inventory and personal property located on or in the Premises for perils covered by the causes of loss - special form (all risk) and in addition, coverage for boiler and machinery (if applicable).  Such insurance shall be written on a replacement cost basis in an amount equal to the full replacement value of the aggregate of the foregoing less any applicable deductible.  Tenant shall also be responsible for insuring any Changes constructed by Tenant pursuant to Paragraph 13 above and any portion of the Tenant Improvements constructed by Landlord or Tenant pursuant to the Work Letter in excess of the Tenant Improvement Allowance.

(c)           Workers’ compensation insurance in accordance with statutory law.

20.2         The policies required to be maintained by Tenant shall be with companies rated AVIII or better in the most current issue of Best’s Insurance Reports.  Insurers shall be licensed to do business in the state in which the Premises are located and domiciled in the USA.  Any deductible amounts under any insurance policies required to be carried by Tenant hereunder shall be commercially reasonable.  Tenant shall be responsible for the payment of all deductible amounts in the event of a covered occurrence under the policies described in Paragraph 20.1 above.  Certificates of insurance (certified copies of the policies may be required) shall be delivered to Landlord prior to the Lease Commencement Date and annually thereafter at least twenty (20) days prior to the expiration date of the old policy.  Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Landlord as required by this Lease.  Each policy of insurance shall provide that Landlord, Landlord’s managing agent and any mortgagee are additional insureds, and shall provide notification to Landlord at least thirty (30) days prior to any cancellation or modification to reduce the insurance coverage.

20.3         During the Term hereof, Landlord shall insure the Building and the Tenant Improvements constructed using any portion of the Tenant Improvement Allowance pursuant to the Work Letter (excluding any property which Tenant is obligated to insure under Subparagraph 20.1(b) hereof) against damage with All Risk insurance in the amount of the full replacement cost of the Building and public commercial liability insurance, all in such amounts and with such deductibles as Landlord reasonably considers appropriate and consistent with the provisions of Paragraph 20.8.  Landlord may, but shall not be obligated to, obtain and carry any other form or forms of insurance as it or Landlord’s mortgagees may determine advisable.  Landlord may, but shall not be required to, maintain earthquake coverage.  Notwithstanding any contribution by Tenant to the cost of insurance premiums, as provided herein, Tenant acknowledges that it has no right to receive any proceeds from any insurance policies carried by Landlord.

20.4         Tenant will not knowingly keep, use, sell, or offer for sale in, or upon, the Premises any article which may be prohibited by any insurance policy periodically in force covering the Building.  If Tenant’s occupancy or business in, or on, the Premises, whether or not Landlord has consented to the same, results in any increase in premiums for the insurance periodically carried by Landlord with respect to the Building, Tenant shall pay any such increase in premiums as additional rent within thirty (30) days after being billed therefor by Landlord.  In determining whether increased premiums are a result of Tenant’s use of the Premises, a schedule issued by the organization computing the insurance rate on the Building or the Premises showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up such rate.  Tenant shall promptly comply with all reasonable requirements of the insurance authority or any present or future insurer relating to the Premises.

20.5         If any of Landlord’s insurance policies shall be canceled or cancellation shall be threatened or the coverage thereunder reduced or threatened to be reduced in any way because of the specific use of the Premises or any part thereof by Tenant (other than general office purposes and the operation of broadcast facilities as permitted herein) or any assignee or sub-tenant of Tenant or by anyone Tenant permits on the Premises and, if Tenant fails to remedy the condition giving rise to such cancellation, threatened cancellation, reduction of coverage, threatened reduction of coverage, increase in premiums, or threatened increase in premiums, within 72 hours after receipt of notice thereof, Landlord may, at its option, either terminate this Lease or enter upon the Premises and attempt to remedy such condition, and Tenant shall promptly pay the cost thereof to Landlord as additional rent.  Landlord shall not be liable for any damage or injury caused to any property of Tenant or of others located on the Premises resulting from such entry, except to the extent arising from the negligence or willful misconduct of Landlord or the Landlord Parties.  If Landlord is unable, or elects not, to remedy such condition, then Landlord shall have all of the remedies provided for in this Lease in the event of a default by Tenant.  Notwithstanding the foregoing provisions of this Subparagraph 20.5, if Tenant fails to remedy as aforesaid, Tenant shall be in default of its obligation hereunder and Landlord shall have no obligation to remedy such default.

20.6         Landlord and Tenant hereby mutually waive their respective rights of recovery against each other for any loss of, or damage to, either parties’ property, to the extent that such loss or damage is insured by an insurance policy required to be in effect at the time of such loss or damage.  Each party shall obtain any special endorsements, if required by its insurer whereby the insurer waives its rights of subrogation against the other party.

20.7         In the event Tenant does not purchase the insurance required by this Lease or keep the same in full force and effect (after notice and the opportunity to cure), Landlord may, but, shall not be obligated to purchase the necessary insurance and pay the premium.  Tenant shall repay to Landlord, as additional rents the amount so paid within thirty (30) days following demand.  In addition, Landlord may recover from Tenant and Tenant agrees to pay, as additional rent, any and all reasonable expense (including attorneys’ fees) and damages which Landlord may sustain by reason of the failure to Tenant to obtain and maintain such insurance.

20.8         Landlord shall maintain insurance coverage comparable to insurance coverage maintained by prudent landlords of similar class buildings in the San Francisco South of Market area, and which in any event includes fire and extended coverage insurance for the Building and commercial liability coverage as provided in Paragraph 20.3 above.

21.           Damage or Destruction.

21.1         In the event that the Premises or any Common Areas necessary to Tenant’s use of or access to the Premises is damaged by fire or other casualty which is covered under insurance pursuant to the provisions of the foregoing section, Landlord shall restore such damage provided that: (i) the insurance proceeds, plus the amount of any deductible (the payment of which shall be Landlord’s responsibility but included in Operating Expenses to the extent provided in Paragraph 5), are sufficient to pay one hundred percent (100%) of the cost of restoration; and (ii) in the reasonable judgment of Landlord’s architect, the restoration can be completed within one hundred and eighty (180) days after the date of the damage or casualty under the laws and regulations of the state, federal, county and municipal authorities having jurisdiction.  Landlord shall notify Tenant whether or not the Premises will be restored under this section within forty-five (45) days of the occurrence of the casualty, which notice shall include the estimate of Landlord’s architect and contractor with respect to the cost of, and required time for, the repair and restoration.  If such conditions apply so as to require Landlord to restore such damage pursuant to this section, this Lease shall continue in full force and effect, unless otherwise agreed to in writing by Landlord and Tenant.  Tenant shall be entitled to a proportionate reduction of Monthly Basic Rent at all times during which Tenant’s use of the Premises is interrupted, such proportionate reduction to be based on the extent to which Tenant cannot make use of the Premises in a commercially reasonable manner.  Tenant’s right to a reduction of Rent hereunder shall be Tenant’s sole and exclusive remedy in connection with any such damage.

21.2         If Landlord is not required to restore such damage in accordance with the provisions of the immediately preceding section and if either (a) the damage was caused by casualty against which Landlord is not required to maintain insurance pursuant to Paragraph 20 or (b) the insurance proceeds plus the amount of any deductible are not sufficient to pay one hundred percent (100%) of the repair/restoration costs, Landlord shall have the option to either (i) repair or restore such damage, with the Lease continuing in full force and effect, with Monthly Basic Rent proportionately abated as provided above; or (ii) give a termination notice to Tenant at any time within forty-five (45) days after the occurrence of such damage, provided that Landlord may exercise such termination right only if Landlord terminates the leases of all tenants of the Building whose premises or access are similarly damaged by the casualty.  This Lease shall terminate as of a date to be specified in such termination notice which date shall not be less than thirty (30) nor more than sixty (60) days after the date on which such notice of termination is given.  This Lease shall expire and all interest of Tenant in the Premises shall terminate on the date so specified in such termination notice and the Rent, reduced by any proportionate reduction in Monthly Basic Rent as provided for above, shall be paid to the date of such termination.  Notwithstanding the foregoing, if Landlord elects to terminate this Lease pursuant to this Subparagraph 21.2, and if within thirty (30) days after receipt of Landlord’s notice, Tenant elects to provide the funds necessary to make up the shortage (or absence) of insurance proceeds necessary to restore the Premises and provides Landlord with reasonable assurance thereof, Landlord shall restore the Premises as provided in this Subparagraph provided that the Premises are reasonably subject to restoration within one hundred eighty (180) days following the date on which the casualty occurs.

21.3         [Intentionally Deleted]

21.4         Notwithstanding the foregoing, (a) Tenant may terminate this Lease if the Premises or any Common Areas necessary to Tenant’s use of or access to the Premises is damaged by fire or other casualty and (i) in the notice delivered to Tenant pursuant to Paragraph 21.1 above, Landlord’s architect estimates that the restoration cannot be completed within one hundred and eighty (180) days after the date of the damage or casualty; or (ii) the restoration is not completed within one hundred and eighty (180) days after the date of the damage or casualty; and (b) either Landlord or Tenant may terminate this Lease if the Premises is damaged by fire or other casualty (and Landlord’s reasonably estimated cost of restoration of the Premises exceeds ten percent (10%) of the then replacement value of the Premises) and such damage or casualty occurs during the last twelve (12) months of the Term of this Lease (or the Term of any renewal option, if applicable), by giving the other notice thereof at any time within thirty (30) days following Landlord’s delivery to Tenant of the notice set forth in Paragraph 21.1 above (or, in the case of a termination pursuant to clause (a)(ii) above, at any time before the restoration is substantially completed); provided, however, that if Landlord elects to terminate this Lease pursuant to clause (b) above, Tenant may negate Landlord’s election by exercising, within twenty (20) days after receipt of Landlord’s termination notice, any unexercised Extension Option hereunder.  All termination rights granted herein shall be exercisable only by written notice, and any such termination notice shall specify the date of such termination, which date shall not be less than thirty (30) nor more than sixty (60) days following the date on which such notice of termination is given.  This Lease shall expire and all interest of Tenant in the Premises shall terminate on the date so specified in such termination notice and the Rent shall be paid to the date of such termination.  Tenant’s right to terminate this Lease on the grounds that Landlord has not substantially completed the restoration work within one hundred and eighty (180) days shall only be effective in the event that Landlord does not complete the required work within thirty (30) days of receipt of Tenant’s termination notice, which notice Tenant may give so that the thirty (30) day period expires on the date which is one hundred eighty (180) days after the date of the damage or casualty.

21.5         Tenant shall not be released from any of its obligations under this Lease except to the extent and upon the conditions expressly stated in this Paragraph 21 or otherwise in this Lease.  Notwithstanding anything to the contrary contained in this Paragraph 21, should Landlord be delayed or prevented from repairing or restoring the damaged Premises after the occurrence of such damage or destruction by reason of acts of God, war, governmental restrictions, inability to procure the necessary labor or materials, or other cause or force majeure beyond the control of Landlord, the time period permitted to Landlord for repair or restoration shall be extended by one day for each day completion of the work to restore the Premises is delayed thereby.

21.6         Landlord and Tenant hereby agree that if Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall be obligated to make repairs or restoration only to the portions of the Site for which Landlord is obligated pursuant to Paragraph 14.2 and to the Tenant Improvements made to the Premises by either Tenant or Landlord which were paid for by any portion of the Tenant Improvement Allowance, as defined in the Work Letter.  Such restoration shall be substantially to the same condition as existed prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or any other modifications to the Common Areas deemed reasonably desirable by Landlord, provided that access to the Premises shall not be materially modified or impaired.  The repair and restoration of items for which Tenant is required to carry insurance pursuant to Paragraph 20.1(b) shall be the obligation of Tenant.

21.7         Tenant hereby waives California Civil Code Sections 1932(2) and 1933(4), providing for termination of hiring upon destruction of the thing hired and California Civil Code Sections 1941 and 1942, providing for repairs to and of Premises.

22.           Eminent Domain.

22.1         In case the whole of the Premises shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking (a “Taking”), this Lease shall terminate effective as of the date possession is required to be surrendered to said authority.  In case only part of the Premises is subject to a Taking, but such part [or the Taking of any other portion of the Site] shall materially interfere with Tenant’s use and occupancy of the Premises, Tenant shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority.  Tenant shall not assert any claim against Landlord or the taking authority for any compensation because of such taking, and Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant; provided, however, that the foregoing shall not be deemed to prohibit Tenant from filing a separate claim at its sole cost and expense for an award or portion thereof separately designated for (a) relocation costs, (b) moving expenses, (c) the unamortized portion of the value of all Tenant Improvements or Changes performed in the Premises (or, if this Lease is not terminated, in the portion thereof subject to the Taking) and paid for by Tenant (such amortization to be calculated on a straight-line basis, without interest, over the Term of this Lease remaining as of the completion of such work).  In the case of a Taking in which this Lease is not terminated, Landlord shall be entitled to the entire amount of the award without deduction for any estate or interest of Tenant, and Landlord shall promptly proceed to restore the Premises to substantially their same condition prior to such partial Taking, and a proportionate allowance shall be made to Tenant for the rent corresponding to the time during which, and to the part of the Premises of which, Tenant shall be so deprived on account of such Taking and restoration.  Nothing contained in this Paragraph shall be deemed to give Landlord any interest in any award separately made to Tenant for the taking of personal property and trade fixtures belonging to Tenant or for moving costs incurred by Tenant in relocating Tenant’s business.

22.2         In the event of a Taking of the Premises or any part thereof for temporary use, (i) this Lease shall be and remain unaffected thereby and rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the Taking which is within the Term, provided that if such Taking shall remain in force at the expiration or earlier termination of this Lease, Tenant shall then pay to Landlord a sum equal to the reasonable cost of performing Tenant’s obligations under Paragraph 14 with respect to surrender of the Premises and upon such payment shall be excused from such obligations.  For purpose of this Subparagraph 22.2, a temporary taking shall be defined as a taking for a period of 180 days or less.

22.3         Landlord and Tenant each hereby waive the provisions of California Code of Civil Procedure Section 1265.130 and any other applicable existing or future law, ordinance or governmental regulation providing for, or allowing either party to petition the courts of the state of California for, a termination of this lease upon a partial taking of the Premises and/or the Building.

23.           Bankruptcy.  If Tenant shall file a petition in bankruptcy under any Chapter of federal bankruptcy law as then in effect, or if Tenant be adjudicated a bankrupt in involuntary bankruptcy proceedings and such adjudication shall not have been vacated within thirty (30) days from the date thereof, or if a receiver or trustee be appointed of Tenant’s property and the order appointing such receiver or trustee not be set aside or vacated within thirty (30) days after the entry thereof, or if Tenant shall assign Tenant’s estate or effects for the benefit of creditors, or if this Lease shall otherwise by operation of law pass to any person or persons other than Tenant, then in any such event Landlord may, if Landlord so elects, with or without notice of such election and with or without entry or action by Landlord, forthwith terminate this Lease.  Notwithstanding any other provisions of this Lease, Landlord, in addition to any and all rights and remedies allowed by law or equity, shall upon such termination be entitled to recover damages in the amount provided in Subparagraph 24.2 below.  Neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or order of any court shall be entitled to possession of the Premises, and Tenant shall forthwith quit and surrender the Premises to Landlord.  Nothing herein contained shall limit or prejudice the right of Landlord to prove and obtain as damages by reason of any such termination an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of damages recoverable under the provisions of this Paragraph 23.

24.           Defaults and Remedies.

24.1         The occurrence of any one or more of the following events shall constitute a default hereunder by Tenant:

(a)           The abandonment of the Premises by Tenant.  Abandonment is herein defined to include, but is not limited, to, any absence by Tenant from the Premises for fourteen (14) consecutive days or more without the payment of Rent.

(b)           The failure by Tenant to make any payment of Monthly Basic Rent, Operating Rent, additional rent or any other payment required to be made by Tenant hereunder as and when due, where such failure continues for a period of five (5) days after written notice thereof from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure 1161.

(c)           The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Subparagraph 24.1(a) or 24.1(b) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure 1161; provided, further, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said 30-day period and thereafter diligently and without interruption prosecute such cure to completion.

(d)           (1) The making by Tenant of any general assignment for the benefit of creditors; (2) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within thirty (30) days); (3) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (4) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where such seizure is not discharged within thirty (30) days.

24.2         In the event of any such default by Tenant, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder.  Upon such termination of Tenant’s right to possession of the Premises, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code Section 1951.2 or any other applicable existing or future law, ordinance or regulation providing for recovery of damages for such breach, including but not limited to the following:

(a)           the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

(b)           the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c)           the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(d)           any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform his obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

As used in Subparagraphs 24.2(a) and 24.2(b) above, the “worth at the time of award” is computed by allowing interest at the maximum rate permitted by law per annum.  As used in Subparagraph 24.2(c) above, the Worth at the time of awards is computed by discounting to present value at the time of the award such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

24.3         If a default exists under this Lease, Landlord may exercise its rights under California Civil Code Section 1951.4 and may continue this Lease in effect after Tenant has breached this Lease and abandoned the Premises and Landlord may recover rent as it becomes due; provided, however that Tenant has the right to sublet or assign this Lease, subject to reasonable limitations.  Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession.

24.4         All rights, options’ and remedies of Landlord contained in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law, whether or not stated in this Lease.  No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver.  The consent or approval or Landlord to or of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent or approval to or of any subsequent similar acts by Tenant.

25.           Assignment and Subletting.

25.1         Subject to Paragraph 25.2 below, Tenant shall not voluntarily assign, hypothecate or encumber its interest in this Lease or in the Premises, or sublease all or any part of the Premises, or allow any other person or entity to occupy or use all or any part of the Premises, without first obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed (all of the foregoing are hereinafter sometimes referred to individually as a “Transfer”, and collectively as “Transfers”, and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”).  Any assignment, encumbrance, hypothecation or sublease without Landlord’s prior written consent shall be voidable, at Landlord’s election, and shall constitute a default.  Except as otherwise provided in Paragraph 25.2 below, in the event Tenant is a partnership, a withdrawal or change of partners, or change of ownership of partners, owning more than a fifty percent (50%) interest in the partnership, or if Tenant is a corporation, any transfer of fifty percent (50%) of its stock, or of voting control of such corporation, shall constitute a voluntary assignment and shall be subject to these provisions; provided, however, that a Transfer shall not be deemed to include the infusion of additional equity capital in Tenant or an initial public offering of equity securities of Tenant and the foregoing shall not apply if Tenant’s stock is publicly held and traded through a national stock exchange.  No consent to any assignment, encumbrance, or sublease shall constitute a further waiver of the provisions of this Paragraph.  No later than thirty (30) days prior to the effective date of the proposed assignment or sublease, Tenant shall notify Landlord in writing of Tenant’s intent to assign, encumber, hypothecate or sublease, the name of the proposed assignee or sublessee, information concerning the financial responsibility of the proposed assignee or sublessee and the terms of the proposed assignment or subletting, and Landlord shall, within fifteen (15) days of receipt of such written notice as well as any additional information requested by Landlord concerning the proposed assignee’s or sublessee’s financial responsibility, elect one of the following:

(a)           Consent to such proposed assignment, encumbrance or sublease;

(b)           Refuse such consent, which refusal shall be on reasonable grounds, including but not limited to those matters set forth hereinbelow;

Without limiting the other instances in which it may be reasonable for Landlord to withhold its consent to an assignment or sublease, Landlord and Tenant acknowledge that it shall be reasonable for Landlord to withhold its consent in the following instances:  (i) if at the time consent is requested or at any time prior to the granting of consent, Tenant is in default under this Lease after any grace or cure period under Paragraph 24 above; (ii) if the proposed assignee or subtenant’s credit, character and business or professional standing does not meet the reasonable standards of landlords of similar buildings in the area of the Building; or (iii) if the proposed assignee is an existing tenant of the Building and Landlord is currently negotiating with such tenant for available space in the Building.

In the event that Landlord shall consent to any assignment or sublease under the provisions of this Paragraph 25, Tenant shall pay all of Landlord’s processing costs and attorneys’ fees incurred in giving such consent in an amount not to exceed Two Thousand Dollars ($2,000.00).  If, for any proposed assignment or sublease, Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the rent called for hereunder, plus related Transfer Costs (defined below), or, in case of the sublease of a portion of the Premises, in excess of all Transfer Costs related to such sublease, plus such rent fairly allocable to such portion of the Premises (in either case, such excess is herein referred to as the “Transfer Premium”), then, at such time as Tenant has recouped all of the Transfer Costs relating to the assignment or sublease, Tenant shall pay to Landlord as additional rent hereunder fifty percent (50%) of the Transfer Premium received by Tenant promptly after its receipt.  If Tenant enters into more than one sublease with respect to the Premises, then the calculation of the Transfer Premium hereunder shall take into account any subleases for which the rent or other consideration received by Tenant over the term of the sublease is less than the rent called for hereunder, plus related Transfer Costs, or, in case of the sublease of a portion of the Premises, is less than the Transfer Costs related to such sublease, plus such rent fairly allocable to such portion of the Premises.  As used herein, “Transfer Costs” shall mean the reasonable expenses incurred by Tenant for (i) any Changes, or improvement allowances given, in connection with a Transfer, (ii) any free base rent provided to the Transferee in connection with the Transfer (provided that such free rent shall be deducted only to the extent the same is included in the calculation of total consideration payable by such Transferee), (iii) any brokerage commissions in connection with the Transfer, and (iv) legal fees reasonably incurred in connection with the Transfer.  Landlord’s waiver or consent to any assignment or subletting shall not relieve Tenant from any obligation under this Lease.  Landlord shall have the right to reasonably approve any rent credits, Changes or improvement allowances; provided, however, that Landlord may not withhold consent to the foregoing to the extent they reflect the current rental marketplace, and related leasing concessions, applicable at the time of the subject assignment or subletting.

25.2         Tenant may assign this Lease or sublet any portion of the Premises (hereinafter collectively referred to as a “Permitted Transfer”), which Landlord agrees shall not constitute a Transfer for purposes of this Lease, to (a) a corporation or other entity with which Tenant may merge or consolidate, or to whom Tenant sells all or substantially all of Tenant’s assets or voting stock; or (b) any parent, affiliate or subsidiary of Tenant; or (c) an affiliate or subsidiary of Tenant’s parent (individually, a “Permitted Transferee”); provided that (1) at least ten (10) days prior to the Transfer (or as soon thereafter as is reasonably practicable), Tenant notifies Landlord of such Transfer, and supplies Landlord with copies of the documents establishing to the reasonable satisfaction of Landlord that the transaction in question is one permitted under this Paragraph 25.2, (2) at least ten (10) days prior to the Transfer (or as soon thereafter as is reasonably practicable), Tenant furnishes Landlord with a written document executed by the proposed Permitted Transferee in which such entity assumes all of Tenant’s obligations under this Lease with respect to the Transfer Premises (unless such assumption is made by operation of law), and (3) any such proposed Transfer is made for a good faith operating business purpose and not, whether in a single transaction or in a series of transactions, be entered into as a subterfuge to evade the obligations and restrictions relating to Transfers set forth in this Paragraph 25.  No Permitted Transfer shall release Tenant from any of its obligations hereunder, nor result in any change in the Permitted Use of the Premises.

25.3         Notwithstanding anything to the contrary contained in this Paragraph 25, if Tenant contemplates a Transfer (“Contemplated Transfer”), Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined) provided, however, that Landlord hereby acknowledges and agrees that Tenant shall have no obligation to deliver an Intention to Transfer Notice hereunder, and Landlord shall have no right to recapture space with respect to, a sublease of less than the entire Premises for less than the remainder of the Lease Term.  The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the “Contemplated Transfer Space”), the contemplated date of commencement of the Contemplated Transfer (the “Contemplated Effective Date”), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Paragraph 25.3 in order to allow Landlord to elect to recapture the Contemplated Transfer Space for the remainder of the Lease Term.  Thereafter, Landlord shall have the option, by giving written notice to Tenant within fifteen (15) days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space.  Any recapture under this Paragraph 25.3 shall cancel and terminate (or suspend if not for the remainder of the Lease Term) this Lease with respect to the Contemplated Transfer Space as of the Contemplated Effective Date.  In the event of a recapture by Landlord, (i) Landlord shall install, on a commercially reasonable basis, any corridor and/or demising wall which is required as a result of a recapture by Landlord pursuant to the terms hereof, (ii) the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises; and (iii) this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same.  If Landlord declines, or fails to elect in a timely manner, to recapture the Contemplated Transfer Space under this Paragraph 25.3, then Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the twelve (12) month period following the date of the Intention to Transfer Notice; provided however, that any such Transfer shall be subject to the remaining terms of this Paragraph 25.  If such a Transfer is not so consummated within such 12-month period, Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Paragraph 25.3.

26.           Quiet Enjoyment.  Landlord covenants and agrees with Tenant that upon Tenant paying the rent required under this Lease and paying all other charges and performing all of the covenants and provisions aforesaid on Tenant’s part to be observed and performed under this Lease and subject to the terms and conditions of this Lease, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises in accordance with this Lease.

27.           Subordination.  Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord or any first mortgagee.  with a lien on the Site, the Premises, the Building (or any portion thereof) or any ground lessor with respect to the Site and/or the Building (or any portion thereof), this Lease shall be subject and subordinate at all times to: (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Site, the Premises, the Building (or any portion thereof) or the land upon which the Building is situated or both, and (b) the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Site, the Premises, the Building, land, ground leases or underlying leases, or Landlord’s interest or estate in any of said items is specified as security; provided, however, that any such self-operating subordination shall be expressly conditioned on Tenant’s rights under this Lease not being disturbed so long as Tenant is not in default under this Lease (after notice and applicable cure periods).  Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such liens to this lease.  In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, if requested by the ground lessor, mortgagee or beneficiary, as applicable, attorn to and become the Tenant of the successor in interest to Landlord and in such event Tenant’s right to possession of the Premises shall not be disturbed if Tenant is not in default under this Lease (after notice and applicable cure periods), unless the Lease is otherwise terminated pursuant to its terms.  Tenant covenants and agrees to execute and deliver, upon demand by Landlord and in the form reasonably requested by Landlord, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground leases or underlying leases or the lien of any such mortgage or deed of trust.  Should Tenant fail to sign and return any such documents within ten (10) business days of receipt of a second demand for the execution of such documentation, Tenant shall be in default of this Lease.  Landlord shall use its commercially reasonable efforts to obtain a subordination, nondisturbance and attornment agreement, on Landlord’s lender’s standard form, within a reasonable time following execution of this Lease.

28.           Estoppel Certificate.

28.1         Within ten (10) business days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord a statement, in a commercially reasonable form acceptable to Landlord, certifying at minimum; (i) the Commencement Date of this Lease; (ii) the fact that this Lease, is unmodified and in full force and effect (or, if there have been modifications hereto, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (iii) the date to which the rental and other sums payable under this Lease have been paid; (iv) the fact that, to Tenant’s current actual knowledge, there are no current defaults under this Lease by either Landlord or Tenant except as specified in such statement; and (v) such other matters reasonably requested by the requesting party.  Landlord and Tenant intend that any statement delivered pursuant to this Paragraph 28 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Site and/or Building or any interest therein.

28.2         Tenant’s failure to deliver such statement within such time shall be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in the requesting party’s performance, and (iii) that not more than one (1) month’s rent has been paid in advance.  If Tenant fails to deliver said statement to Landlord within ten (10) business days of receipt of a second written request therefor, such failure shall, without the requirement of any future notice or any further grace period, constitute a default under this Lease pursuant to Paragraph 24.1.

29.           Rules and Regulations.  Tenant shall faithfully observe and comply with the “Rules and Regulations,” a copy of which is attached hereto and marked Exhibit C, and all reasonable and nondiscriminatory modifications thereof and additions thereto from time to time put into effect by Landlord that do not materially increase any obligations or materially diminish any rights of Tenant.  In the event of any conflict between the terms of this Lease and the Rules and Regulations, the terms of this Lease shall prevail.  Landlord shall not be responsible to Tenant for the violation or nonperformance by any other tenant or occupant of the Building of any of said Rules and Regulations; provided, however, that Landlord agrees to enforce the Rules and Regulations uniformly and in a non-discriminatory manner.

30.           Conflict of Laws.  This Lease shall be governed by and construed pursuant to the laws of the State of California.

31.           Successors and Assigns.  Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representative, successors and assigns.

32.           Surrender of Premises.  The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies.  Upon the expiration or termination of this Lease, Tenant shall peaceably surrender the Premises and all alterations and additions thereto broom-clean, in good order, repair and condition, reasonable wear and tear and damage by fire or other casualty excepted.  The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof shall not be sufficient to constitute a termination of this Lease or a surrender of the Premises.

33.           Professional Fees.  In the event that Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provisions of this Lease, or for any other relief against Tenant or Landlord hereunder, or should either party bring suit against the other with respect to matters arising from or growing out of this Lease, then all costs and expenses, including without limitation, its reasonable professional fees such as appraisers’, accountants’ and attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment

34.           Performance by Tenant.  Except as otherwise expressly provided in this Lease, all covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent.  Tenant acknowledges that the late payment by Tenant to Landlord of any sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such cost being extremely difficult and impractical to fix.  Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any encumbrance and note secured by any encumbrance covering the Premises or the Building of which the Premises are a part.  Therefore if any amount due Landlord from Tenant hereunder has not been received within five (5) days of its due date, Tenant shall pay to Landlord, without notice or demand, as additional rent, five percent (5%) of the overdue amount as a late charge; provided, however, that no such late charge shall be assessed on the first (1st) occasion that any rent or other sum is not received by Landlord or Landlord’s designee within ten (10) days of the due date.  Such overdue amount shall also bear interest, as additional rent, at the rate permissible by law calculated, as appropriate, from the date of receipt of said notice until the date of payment to Landlord.  Landlord’s acceptance of any late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or any law now or hereafter in effect.  Further, in the event such late charge is imposed by Landlord for two (2) consecutive months for whatever reason, Landlord shall have the option to require that, beginning with the first payment of rent due following the imposition of the second consecutive late charge, rent shall no longer be paid in monthly installments but shall be payable three (3) months in advance.

35.           Mortgagee and Senior Lessor Protection.  No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder or to terminate this Lease (if any), shall result in a release of such obligations or a termination of this Lease unless (a) Tenant has given notice by registered or certified mail to Landlord and to any beneficiary of a deed of trust or mortgage covering the Site and/or the Building (or any portion thereof) and to the lessor under any master or ground lease covering the Building, the Site or any interest therein whose identity and address shall have been furnished to Tenant, and (b) Tenant offers such beneficiary, mortgagee or lessor a reasonable opportunity (but in no event less than thirty (30) days) to cure the default, including time to obtain possession of the Premises by power of sale or of judicial foreclosure, if such should prove necessary to effect a cure.  Landlord shall, from time to time, give Tenant written notice of the identity and address of the beneficiary of any deed of trust or mortgage covering the Site and/or the Building (or any portion thereof) and/or the lessor under any master or ground lease.  Notwithstanding the foregoing provisions of this Paragraph 35, if Landlord or any beneficiary, mortgagee or lessor shall fail to commence curing any default on the part of Landlord hereunder within thirty (30) days following notice thereof from Tenant (or, in the case of an emergency situation or imminent threat to life or safety, as soon as reasonably practicable under the circumstances) and diligently pursue such cure to completion, Tenant shall have the right, without any obligation to do so, to cure any such default at Landlord’s expense.  Any work performed by Tenant pursuant to the foregoing shall be conducted in accordance with the terms of Paragraph 13 above (excluding the requirement to obtain Landlord’s consent).  Bills for the expense incurred by Tenant in connection with performing such obligations, and for the payment for which Landlord is liable shall be due and payable thirty (30) days after written notice is given of the amount due.

36.           Definition of Landlord.  The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean, and include only, the owner or owners, at the time in question, of the fee title to, or a lessee’s interest in a ground lease of the Site or master lease of the Building.  In the event of any transfer, assignment or other conveyance or transfer of any such title or interest, Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed and, without further agreement, the transferee of such title or interest shall be deemed to have agreed to observe and perform any and all obligations of Landlord hereunder, during its ownership of the Premises.  Landlord may transfer its interest in the Premises without the consent of Tenant and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease.

37.           Waiver.  The failure of either party to seek redress for violation of, or to insist upon strict performance of, any term, covenant or condition of this Lease or the Rules and Regulations attached hereto as Exhibit C, shall not be deemed a waiver of such violation or prevent a subsequent act which would have originally constituted a violation from having all the force and effect of an original violation, nor shall any custom or practice which may become established between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of Landlord or Tenant to insist upon the performance by the other party in strict accordance with said terms.  The subsequent acceptance or payment of rent hereunder by Landlord or Tenant shall not be deemed to be a waiver of any preceding breach by Tenant or Landlord of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent.

38.           Identification of Tenant.  If Tenant consists of more than one person or entity, (a) each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant, and (b) the term “Tenant” as used in this Lease shall mean and include each of them jointly and severally and the act of or notice from, or notice or refund to, or the signature of, any one or more of them, with respect to the tenancy or this Lease, including, but not limited to, any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of such entities or persons with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.

39.           Terms and Headings.  The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular.  Words used in any gender include other genders.  If there be more than one Tenant, i.e., if two or more persons or entities are jointly referred to in this Lease as “Tenant,” the obligations hereunder imposed upon Tenant shall be joint and several.  The Paragraph headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.  Terms capitalized but not otherwise defined herein shall have the respective meanings given to such terms in the Summary.

40.           Examination of Lease.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for Lease, and it is not effective as a Lease or otherwise until execution by and delivery to both Landlord and Tenant.

41.           Time.  Time is of the essence with respect to the performance of every provision of this Lease in which time or performance is a factor.

42.           Prior Agreement; Amendments.  This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding, oral or written, express or implied, pertaining to any such matter shall be effective for any purpose.  No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.  The parties acknowledge that all prior agreements, representations and negotiations are deemed superseded by the execution of this Lease to the extent they are not incorporated herein.

43.           Severability.  Any provision of this Lease which shall prove to be invalid, void or illegal in no way affects, impairs or invalidates any other provision hereof, and such other provisions shall remain in full force and effect.

44.           Recording.  Tenant shall not record this Lease nor a short memorandum thereof without the consent of Landlord and if such recording occurs, it shall be at the sole cost and expense of Tenant, including any documentary transfer taxes or other expenses related to such recordation.

45.           Limitation on Liability.

45.1         The obligations of Landlord under this Lease do not constitute personal obligations of the individual partners, members, directors, officers or shareholders of Landlord, and Tenant shall not seek recourse against the individual partners, members, directors, officers or shareholders of Landlord or any of their personal assets for satisfaction of any liability in respect to this Lease.  In consideration of the benefits accruing hereunder, Tenant and all successors and assigns covenant and agree that in the event of any actual or alleged failure, breach or default hereunder by Landlord, the sole and exclusive remedy shall be against Landlord’s interest in the Building, including, without limitation, rents due from tenants, insurance proceeds, and proceeds from condemnation or eminent domain proceedings.

45.2         Notwithstanding any contrary provision herein, neither Tenant nor the Tenant Parties shall be liable under any circumstances for any indirect or consequential damages including damages to Landlord’s business, loss of profits, loss of business opportunity and loss of goodwill, in each case, however occurring, provided that the foregoing shall not limit Tenant’s liability, if any, pursuant to Paragraphs 7.2 or 24.2 of the Lease.

46.           Signs.  Tenant shall not place any sign outside the Premises without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion.  Notwithstanding the foregoing, Tenant shall be entitled to have Building standard signage in the main lobby of the Building, on the lobby directory, and in the elevator lobby of each floor occupied by Tenant with other tenants, and on the exterior door to the Premises.  The signage in the lobby of the Building shall be supplied at Landlord’s cost and any signage on the exterior door to the Premises shall be at Tenant’s cost.  In addition, Tenant shall have the right to install signage on the exterior of the Building, specifically, (a) on the green steel beam located on the King Street side of the Building along with one other tenant of the Building, with Tenant’s signage to be located where the existing Building signage is currently located; and (b) subject to compliance with all applicable ordinances, statutes and regulations imposed by all applicable governmental authorities, banner signage on the east side of the Building in conformity with the size and location of such signage depicted on Exhibit F hereto.  All non-Building standard signage shall be subject to Landlord’s reasonable approval as to size, style and location.  Tenant shall also have creative control over the King Street window line on the ground floor of the Building.  All signs shall be in full compliance with all applicable ordinances, statutes and regulations imposed by all applicable governmental authorities.

47.           Modification for Lender.  If in connection with obtaining construction, interim or permanent financing for the Site and/or the Building (or any interest therein), the lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not materially increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or materially diminish Tenant’s rights hereunder.

48.           Accord and Satisfaction.  No payment by Tenant or receipt by Landlord of a lesser amount than the rent payment herein stipulated shall be deemed to be other than on account of the rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease.  Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this lease or imposed by any statute or at common law.

49.           Financial Statements.  If requested by Landlord in connection with a potential sale or financing of the Site and/or the Building (or any interest therein), Tenant shall, upon ten (10) days prior written notice from Landlord, provide Landlord, to the extent available, with a current financial statement and financial statements of the two (2) years prior to the current financial statement year for Tenant, and any guarantors or subtenants.  Such statement shall be prepared in accordance with Tenant’s standard practices and shall be consistent with financial statements given by Tenant to its investors.  Landlord shall protect the confidentiality of any such statement and require that any proposed buyer or lender similarly treat the information contained in such statement as being confidential in nature, such that such information shall only be disclosed to the consultants, analysts or counsel as may be reasonably necessary in order to evaluate a potential purchase of, or loan upon, the Site and/or the Building (or any interest thereof).  Upon written request by Tenant, Landlord shall require any such persons to enter into a commercially reasonable confidentiality agreement covering any confidential information that is disclosed by Tenant.

50.           Tenant as Corporation.  If Tenant executes this Lease as a legal entity, then Tenant and the persons executing this Lease on behalf of Tenant represent and warrant that (a) the individuals executing this Lease on Tenant’s behalf are duly authorized to execute and deliver this Lease on the entity’s behalf and (b) that this Lease is binding upon Tenant in accordance with its terms.

51.           No Partnership or Joint Venture.  Nothing in this Lease shall be deemed to constitute Landlord and Tenant as partners or joint venturers.  It is the express intent of the parties hereto that their relationship with regard to this Lease be and remain that of landlord and tenant.

52.           Counterparts.  This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document.  Both counterparts shall be construed together and shall constitute a single lease.

53.           Security System.  Subject to Landlord’s reasonable approval, Tenant shall have the right to install a security system to safeguard the Premises at any time.

54.           Consents.  Whenever Landlord’s consent or approval is required under this Lease or the Work Letter, unless Landlord expressly reserves the right to grant or withhold such consent or approval in Landlord’s sole discretion, such consent or approval shall not be unreasonably withheld, conditioned or delayed.

55.           Alternative Dispute Resolution Process.

55.1         Means of Resolution.  In the event that any controversy or dispute shall arise under this Lease (excluding “Non-ADR Matters” (defined below), a “Dispute”), including, without limitation, Disputes over which Tenant may be permitted to terminate this Lease pursuant to the provisions hereof, and in the event that the parties have been unable to resolve such Dispute within ten (10) days, the Dispute shall be resolved as provided in this Paragraph 55.1.  All Disputes, the monetary value of which exceeds Fifty Thousand Dollars ($50,000), or which involve an equitable remedy, shall first require the utilization of Mediation as provided in Paragraph 55.2 below.  All Disputes, the monetary value of which is Fifty Thousand Dollars ($50,000) or less shall be settled by Arbitration as discussed in Paragraph 55.3 below.

55.2         Mediation.  The parties shall first try in good faith to settle the Dispute by mediation pursuant to the provisions as set forth below.  Either party may initiate Mediation.  The party commencing the Mediation shall first give a written notice (a “Mediation Notice”) to the other party setting forth the nature of the Dispute.  The Mediation shall be administered by JAMS/Endispute under its Commercial Mediation Rules, except to the extent that this Paragraph 55.2 is inconsistent therewith, in which event this Paragraph 55.2 shall govern and prevail.  If the parties cannot agree on the selection of a Mediator within twenty (20) days after receipt of the Mediation Notice, the Mediator shall be selected in accordance with JAMS/Endispute procedure.  If the Dispute or any part thereof has not been resolved by mediation as provided above within sixty (60) clays after receipt of the Mediation Notice, or if a party fails to participate in Mediation, then at the option of either party by written notice, the Dispute shall be determined by suit or action in court, unless it is a matter for Arbitration as described in Paragraph 55.1 above.

55.3         Arbitration.  Either or both parties may initiate the Arbitration process.  The party initiating the Arbitration process shall first give a written notice to the other party setting forth the nature of the Dispute.  The Arbitration shall be administered by JAMS/Endispute in accordance with its Commercial Arbitration Rules, except to the extent that this Paragraph 55.3 is inconsistent therewith, in which event this Paragraph 55.3 shall govern and prevail.  Judgment upon the award rendered by the Arbitrator may be entered in any court of competent jurisdiction.  Unless otherwise agreed to by the parties, the matter shall be submitted to one (1) Arbitrator and shall be heard in the City and County of San Francisco.  If the parties cannot agree on the selection of an Arbitrator within ten (10) days after the initiation of the Arbitration process, the Arbitrator shall be selected in accordance with the JAMS/Endispute procedure, which selection shall be binding on the parties.  The Arbitrator shall resolve the controversy in accordance with applicable law and the terms and conditions of this Lease.  The Arbitrator shall allow the parties reasonable opportunities for pre-hearing document exchange and other pre-hearing discovery of evidence as determined by the arbitrator in his or her discretion.  The determination of the Arbitrator shall be final, binding and conclusive upon the parties.

55.4         Costs of Mediation and/or Arbitration.  The costs of the Mediation and/or Arbitration shall be shared equally between the parties, provided, however, that such costs along with all other costs and expenses, including attorneys’ fees, shall be subject to award in full or in part by the Mediator and/or Arbitrator in the Mediator and/or Arbitrator’s discretion to the prevailing party.

55.5         Confidentiality.  Except as otherwise required by law, the parties, Mediator and/or Arbitrator agree to keep confidential and not disclose to third parties any information or documents obtained in connection with the Mediation and/or Arbitration process, including the resolution of the Dispute.

55.6         Specific Performance.  Notwithstanding the foregoing provisions of this Paragraph 55, Landlord and Tenant agree that irreparable damage may occur in the event that the provisions of this Lease are not performed in all material respects in accordance with their specific terms or are otherwise breached in any material respect.  It is accordingly agreed that Landlord or Tenant shall be entitled to seek a temporary restraining order or preliminary injunction from any court of competent jurisdiction to maintain the status quo or otherwise to prevent a material breach of this Lease and to enforce specifically the terms and provisions hereof until an arbitration proceeding can be commenced or an injunction hearing held.

55.7         Non-ADR Matters.  For purposes of this Paragraph 55, “Non-ADR Matters” means:

(a)           an action by Landlord for unlawful detainer of the Premises pursuant to California Code of Civil Procedure Section 1161 et seq. or any successor statute; and

(b)           the determination of fair market rental value hereunder.

56.           Emergency Generator.

56.1         Landlord hereby grants to Tenant an exclusive license (the “Generator License”), at Tenant’s sole cost and expense, but otherwise without charge, to install, operate, maintain and use on the Land, in the location shown on Exhibit G, an electrical generator and related equipment (collectively, the “Generator”), including, but not limited to, fuel storage and lines, electrical lines and electrical power connections and meters to service the Premises, subject to, and in accordance with, the terms and conditions contained in Paragraph 13 above and this Paragraph 56.

56.2         The Generator License is subject to the following requirements:

(a)           The manufacturer of the Generator, the type, size, and quality of the Generator, the substance to be stored in the Generator, the precise location of the Generator, all safety, monitoring, and related Generator equipment, the method and manner of installation, and all other matters material to the installation of the Generator, including, without limitation, all Building penetrations, are subject to Landlord’s prior written approval, which approval shall not be withheld unless the Disapproval Conditions apply.

(b)           Tenant’s contractor for installation of the Generator shall be subject to Landlord’s prior approval (which approval will not be unreasonably withheld, delayed or conditioned) and such contractor must provide evidence of insurance reasonably satisfactory to Landlord prior to commencing work in or about the Building.

(c)           The Generator must be installed in a good and workmanlike manner and in accordance with all Applicable Laws, and in accordance with plans and specifications approved in advance by Landlord, which approval shall not be withheld unless the Disapproval Conditions apply.

(d)           Tenant, at its expense, shall at all times keep the Generator in good order, condition and repair, and the Generator location and the areas immediately surrounding same neat and clean.  With respect to all operations relating to the Generator, Tenant shall conduct its business in such manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant of the Building or Landlord in its operation of the Building; provided, however, that to routinely run the Generator, in non-emergency circumstances, for purposes including, without limitation, testing, training, maintenance and repair, and picking up utility company shed load shall not be considered an annoyance.

(e)           Tenant, at its sole cost and expense, shall comply with all Applicable Laws and restrictive covenants applicable to the installation, maintenance, operation and use of the Generator.  Without limiting the generality of the foregoing, Tenant shall be responsible for obtaining any building permits, and any licenses, consents, approvals or permits which may be required by any federal, state and local agencies or governmental authorities required for the installation, maintenance, operation and removal of the Generator, shall provide copies of the same to Landlord, and shall, at all times during the term of the License, comply with all requirements of any such agency or authority.

(f)            Tenant shall respond to any release of Hazardous Materials from the Generator promptly after Tenant becomes aware of such release, regardless of the amount of the release, and shall make all required governmental notifications in the event of a release.  In addition, Tenant shall promptly notify Landlord of such release after Tenant becomes aware thereof.  The provisions of Paragraph 7.2(a) shall be fully applicable to the Generator and Tenant’s activities with respect to the Generator License.

56.3         Damage Related to Generator.  Any damage to the Building, or to any personal property of Landlord or other parties, resulting from the installation, operation, maintenance or removal of the Generator, including, without limitation, leakage or water damage, shall be repaired by Tenant, at Tenant’s sole cost and expense; provided, however, that to the extent Tenant fails to make such repairs after applicable notice and cure periods (except in an emergency, in which event Landlord shall furnish Tenant with reasonable notice in light of the circumstances), Landlord may make such repairs, in which event Tenant shall reimburse Landlord for the reasonable cost thereof within thirty (30) days following receipt of a reasonably detailed invoice therefor.

56.4         Ownership of Generator; Removal and Restoration.  The Generator shall be Tenant’s property and, at Tenant’s option, Tenant may, at its own expense, remove the Generator not later than ten (10) days after the expiration or earlier termination of this Lease, and repair all damage to the Building caused by such removal, normal wear and tear excepted.  If Tenant does not remove the Generator within ten (10) days following the expiration or earlier termination of this Lease, then Landlord shall provide Tenant with notice that the Generator shall be deemed either: (a) conveyed to Landlord without compensation or (b) abandoned, in which event Landlord may dispose of any part thereof in any manner, unless Tenant provides written notice to the contrary to Landlord within five (5) after receipt of such notice and immediately thereafter takes all necessary steps to remove the Generator in a prompt manner.

56.5         Generator Inspection.  Landlord and its representatives shall have the right, at any reasonable time and from time to time, with reasonable prior notice to Tenant, to inspect the Generator, and to conduct testing, monitoring and analyses and to review any permits, documents, materials, inventories, financial data, or notices or correspondence to or from private parties or governmental authorities in connection therewith.  Tenant shall maintain copies of all permits and other documentation relating to the Generator at the Premises.

56.6         Insurance; Indemnity.

(a)           Tenant shall cause the insurance policies required to be maintained pursuant to Paragraph 20 of this Lease to cover the Generator and any claims, demands, suits, liability, damage or loss arising in connection with the presence, use, operation, installation, repair, maintenance, or removal of the Generator.

(b)           Without limiting the provisions of Paragraph 18.2 above, Tenant hereby agrees, to the maximum extent permitted by law, to protect, defend, indemnify and hold Landlord and the other Landlord Parties harmless from and against any and all Claims arising from or relating to the Generator or the operations of Tenant in connection therewith (except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Parties).  The foregoing indemnity shall survive the expiration or earlier termination of the Generator License and this Lease.

57.           Satellite Dish Antenna.

57.1         Grant of License.  During the Term, Tenant shall have a non-exclusive license (the “Antenna License”), without any charge, to install, operate, maintain and use the Antenna Equipment (defined below), subject to, and in accordance with, the terms and conditions contained in Paragraph 13 above and this Paragraph 57.

57.2         Permitted Use; Equipment; Location.  The use permitted by the Antenna.  License is solely to install, operate, maintain and use, for the purpose of reception and transmission of communication and data signals, the following

(a)           one or more satellite antennae and related equipment, and other equipment related to and necessary for the conduct of Tenant’s business in the Premises as may be approved by Landlord, which approval shall not be withheld unless the Disapproval Conditions apply (the “Antennae”), to be located on the open space of the roof of the Building in a location designated by Landlord subject to Tenant’s reasonable approval; and

(b)           connections for the Antennae for (i) electrical wiring to the Building’s existing electrical supply and (ii) cable or similar connection necessary to connect the Antennae with Tenant’s related equipment located in the Premises.  The routes or paths for such wiring and connections shall be through the Building’s existing risers, conduits and shafts, subject to reasonable space limitations and Landlord’s reasonable requirements for use of such areas, and in all events subject to Landlord’s reasonable approval of plans and installation pursuant to other provisions of this Antenna License, which approval shall not be withheld unless the Disapproval Conditions apply (all such electrical and other connections are referred to collectively as “Antennae Connections”).  The Antennae and Antennae Connections are collectively referred to as the “Antennae Equipment”.

57.3         Rooftop Installation Work.  The Antennae Equipment and work related to its installation (“Rooftop Installation Work”) must be performed in a good and workmanlike manner and in accordance with all Applicable Laws and restrictive covenants, shall not affect the integrity of the roof or any roof warranty, and shall be subject to (a) obtaining Landlord’s prior written approval of plans and specifications, which approval shall not be withheld unless the Disapproval Conditions apply; and (b) obtaining Landlord’s prior written approval of Tenant’s contractor for installation of the Antennae Equipment (which approval will not be unreasonably withheld), and such contractor must provide evidence of insurance reasonably satisfactory to Landlord prior to commencing work in or about the Building.  The plans and specifications for the Antennae Equipment shall, include, without limitation, the design, size and features thereof and mounting structure, floor and power load requirements, cabling installations, the means of affixing or mounting the Antennae Equipment, and the means of connecting the Antennae Equipment to the Building’s electrical system and to the Premises.

57.4         General Requirements.  Tenant’s use of the roof of the Building is subject to the following general requirements:

(a)           Tenant shall provide Landlord with reasonable advance notice prior to commencing installation of the Antennae Equipment or other work on or to the Antennae Equipment from time to time, and agrees to afford Landlord the opportunity to be present for all such work, provided that only subsequent notice within a reasonable time, shall be required in the case of an emergency situation that presents an immediate danger.

(b)           Tenant shall have reasonable access to the roof for the purposes of installation, maintenance and repair of the Antennae Equipment upon Tenant’s reasonable advance notice to Landlord (except in an emergency).

(c)           Tenant, at its expense, shall at all times keep the Antennae Equipment in good order, condition and repair, and the Antennae Equipment location neat and clean.  With respect to all operations relating to the Antennae Equipment, Tenant shall conduct its business and control its agents, employees and invitees in such manner as not to create any nuisance, or materially interfere with, annoy or disturb any other licensee or tenant of the Building or Landlord in its operation of the Building.

57.5         Interference.  Without limiting the generality of any other provision hereof, Tenant shall install, maintain and operate the Antennae Equipment in a manner so as to not cause any electrical, electromagnetic, radio frequency or other material interference with the use and operation of any present or future electronic control system for any of the Building’s operating services or the operation of the elevators in the Building.  Landlord shall not install equipment or procure services or permit any other licensee or tenant of Landlord to install equipment or procure services that will cause any electrical, electromagnetic, radio frequency or other material interference with Tenant’s use and operation of the Antennae Equipment.

57.6         Insurance; Indemnity.

(a)           Tenant shall cause the insurance policies required to be maintained pursuant to Paragraph 20 of the Lease to cover the Antennae Equipment and any Claims arising in connection with the presence, use, operation, installation, repair, maintenance, or removal of the Antennae Equipment.

(b)           Without limiting the provisions of Paragraph 18.2 above, Tenant hereby agrees, to the maximum extent permitted by law, to protect, defend, indemnify and hold Landlord and the other Landlord Parties, and each of them, harmless from and against any and all Claims arising from or connected in any way with the Antennae Equipment or the operations of Tenant or any Tenant Parties in connection therewith (except to the extent caused by the negligence or willful misconduct of Landlord or a Landlord Party).  The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

IN WITNESS WHEREOF, the parties have executed and delivered this Lease as of the day and year first above written.

LANDLORD:		TENANT:

SFI REAL ESTATE HOLDINGS LLC,		INdTV, LLC, a Delaware limited liability
a Delaware limited liability company		company

By:	/s/ Edward W. Cronin, Jr.	By:	/s/ Joel Hyatt
Joel Hyatt
Name:			Chief Executive Officer and Secretary

Its:	Vice President

INdTV Holdings, LLC, a Delaware limited
liability company

		By:	/s/ Joel Hyatt
Joel Hyatt
Chief Executive Officer and Secretary

EXHIBIT C

RULES AND REGULATIONS

1.             Except as otherwise provided in the Lease, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the Site and/or on the outside or inside of the Building without the prior written consent of Landlord.  Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule.  Except as otherwise provided in the Lease, all approved signs or lettering on doors, windows and walls shall be printed, painted, affixed or inscribed at the expense of Tenant in a style and format approved by Landlord, which shall not be unreasonably withheld.

2.             Intentionally Deleted

3.             Tenant shall not obstruct any sidewalks, halls passages, exits, entrances, elevators, escalators or stairways of the Building.  The halls, passages, exits, entrances, shopping malls, elevators, escalators and stairways are not for the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Site and/or the Building and its tenants; provided that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities.  Except as otherwise provided in the Lease, no tenant and no employee or invitee of any tenant shall go upon the roof of the Building without Landlord’s consent.

4.             The directory of the Building will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom.

5.             All cleaning and janitorial services for the Building and the Premises shall be provided exclusively through Landlord except as otherwise provided in the Lease.  Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises.  Landlord shall not in any way be responsible to any tenant for any loss of property on the Premises, however occurring, or for any damage to any tenant’s property by the janitor or any other employee or any other person.

6.             Landlord will furnish Tenant, free of charge, with 140 electronic keys to Tenant’s Premises and to the Building.  Landlord may make a reasonable charge for any additional keys or card keys.  Tenant shall not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on any door of its Premises.  Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys or card keys of all doors which have been furnished to Tenant, and in the event of loss of any keys or card keys so furnished, shall pay Landlord therefor.  In the event Tenant requires additional or replacement keys, or requires any special access requirements over and above the existing access system at the Building and the Premises, Tenant shall be responsible for the cost of such keys or special access requirements.

7.             If Tenant requires telegraphic, telephonic, burglar alarm or similar services, it shall first obtain, and comply with, Landlord’s reasonable instructions in their installation.

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8.             Any freight elevator shall be available for use by all tenants in the Building, subject to such reasonable scheduling as Landlord in its discretion shall deem appropriate.  No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be reasonably designated by Landlord.

9.             Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law.  Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building.  Heavy objects, if such objects are considered necessary by Tenant, as determined by Landlord, shall stand on such platforms as determined by Landlord to be necessary to properly distribute the weight.  Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.  The persons employed to move such equipment in or out of the Building must be acceptable to Landlord.  Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

10.           Except as otherwise provided in the Lease, Tenant shall not use or keep in the Building, on the Site and/or in the Premises any kerosene, gasoline or flammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment.  Tenant shall not use or permit to be used in the Building, on the Site and/or in the Premises any foul or noxious gas or substance, or permit or allow the Site, the Building, and/or the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Premises any birds or animals, except seeing-eye dogs when accompanied by their masters.

11.           Except as otherwise provided in the Lease and except for any supplemental HVAC system as may be required for the conduct of Tenant’s business in the Premises, Tenant shall not use any method of heating or air conditioning other than that supplied or approved by Landlord.  No space heaters of any type are to be used within the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld.

12.           Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice, and shall refrain from attempting to adjust controls other than room thermostats installed for Tenant’s use.  Tenant shall keep corridor doors closed, and shall close window coverings at the end of each business day.

13.           Subject to the terms and conditions of the Lease, Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Site, the Building and/or the Premises.

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14.           Landlord reserves the right to exclude from the Building between the hours of 6:00 p.m. and 7:00 a m. the following day, or such other hours as may be established from time to time by Landlord, and on Saturdays, Sundays and legal holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified.  Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons.  Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person.  Landlord reserves the right to prevent access to the Site and/or the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.

15.           Tenant shall close and lock the doors of its Premises and entirely shut off all water faucets or other water apparatus, and, except with regard to Tenant’s computers and other equipment which requires utilities on a twenty-four hour basis, all electricity, gas or air outlets before Tenant and its employees leave the Premises.

16.           The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein.  The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant who, or whose employees or invitees, shall have caused it.

17.           Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Site, the Building and/or the Premises.  Tenant shall not make any room-to-room solicitation of business from other tenants in the Building.  Tenant shall not use the Premises for any business or activity other than that specifically provided for in Tenant’s Lease.

18.           Except as otherwise provided in the Lease, Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof, except to install normal wall hangings, and to secure files and bookcases and other furniture that could fall over.  Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the Premises.  Tenant shall repair any damage resulting from noncompliance with this rule.

19.           Tenant shall not install, maintain or operate upon the Premises any vending machine without the written consent of Landlord.

20.           Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building or the Site are prohibited, and each tenant shall cooperate to prevent same.

21.           Landlord reserves the right to exclude or expel from the Site and/or the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Building.

22.           Tenant shall store all its trash and garbage within its Premises.  Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal.  All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

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23.           The Premises shall not be used for the storage of merchandise held for sale to the general public, or for lodging or for manufacturing of any kind.  No cooking shall be done or permitted by any tenant on the Premises, except that use by tenant of Underwriters’ Laboratory-approved equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted, and the use of a microwave oven shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.  If odor is objectionable by Landlord or other tenants of Building, microwave use may be prohibited by Landlord.

24.           Tenant shall not use in any space or in the public halls of the Building any mailcarts or hand trucks except those equipped with rubber tires and side guards or such other material handling equipment as Landlord may approve.  Tenant shall not bring any other vehicles of any kind into the Building except as provided in the Parking Rules and Regulations.

25.           Without the written consent of Landlord, Tenant shall not use the name of the Site or the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

26.           Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

27.           Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

28.           The requirements of Tenant will be attended to only upon appropriate application to the office of the Building by an authorized individual.  Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee of Landlord will admit any person (tenant or otherwise) to any office without specific instructions from Landlord.

29.           Landlord may, as may be reasonable under the circumstances, waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

30.           These Rules and Regulations are in addition to the terms, covenants, agreements and conditions of any lease of Premises in the Building.  In the event these Rules and Regulations conflict with any provision of the Lease, the Lease shall control.

31.           Landlord reserves the right to make such other and reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order therein, provided such rules and regulations do not materially increase Tenant’s obligation hereunder or diminish Tenant’s rights hereunder.  Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any such additional rules and regulations which are adopted.

32.           Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

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33.           Smoking is prohibited in all enclosed Common Areas of the Building, including, but not limited to, the main lobbies, hallways, stairwells, elevators, elevator lobbies, locker/shower rooms, restrooms and conference room.  The foregoing shall not be deemed to prohibit smoking within demised Premises.  When smoking outside the Building, ash receptacles must be used and provided by the smoker if not provided by Landlord.  Smokers must not leave any ashtrays, smoking material or debris in the area where they have been smoking, except in ash receptacles provided by Landlord.

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SUMMARY OF BASIC LEASE INFORMATION

The undersigned hereby agree to the following terms of this Summary of Basic Lease Information (the “Summary”). This Summary is hereby incorporated into and made a part of the attached Office Lease (this Summary and the Office Lease to be known collectively as the “Lease”) which pertains to the office building (the “Building”) which is located at 123 Townsend Street, San Francisco, California. Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office Lease.

	TERMS OF LEASE	DESCRIPTION

(a.)	Date:	August 30, 2004

(b.)	Landlord:	SFI Real Estate Holdings, LLC, a Delaware limited liability company

(c.)	Address of Landlord:	SFI Real Estate Holdings c/o Manchester Capital Management 3657 Main Street Manchester Village, Vermont 05254

(d.)	Tenant:	INdTV, LLC, a Delaware limited liability company INdTV Holdings, LLC, a Delaware limited liability company

(e.)	Address of Tenant (Paragraph 8):	118 King Street San Francisco, California 94107 Attention: Chief Operating Officer

(f.)	Premises (Paragraph 1):	Approximately 27,506 rentable square feet of space identified as Suites 100 and 200 and located on the first and second floors of the Building, as set forth in Exhibit A attached hereto.

(g.)	Building (Paragraph 1):	123 Townsend Street, San Francisco, California. Total square footage of rentable office space of the Building: 126,467 rentable square feet.
(h.)	Term (Paragraph 2):

(i) Delivery Date:

Upon Substantial Completion (as defined in the Work Letter attached as Exhibit B) of (i) the Tenant Improvements to be completed by Landlord pursuant to the Work Letter, and, (ii) subject to Paragraph 1.4, Landlord’s Work, estimated to be October 1, 2004; provided, however, that Tenant shall be entitled to early access to the Premises as provided in Paragraph 3 below.

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	(ii) Lease Commencement Date:		Earliest of:

(a) the Delivery Date, or

(b) the date Tenant commences business operations in the Premises (excluding early access pursuant to Paragraph 3 below).

	(iii) Lease Expiration Date:		The day immediately preceding the tenth (10th) anniversary of the Lease Commencement Date.

(i.)	Renewal Option (Paragraph 2.2):		One additional five (5) year term at 95% of fair market value.

(j.)	Monthly Basic Rent (Paragraph 4):

Lease Commencement Date — August 31, 2005:     $ 33,158.71

September 1, 2005 — August 31, 2006:                    $ 46,493.04

September 1, 2006 — Lease Expiration Date:           $ 62,461.54

(Subject to the delay provisions of Paragraph 3.)

(k.)	Security Deposit (Paragraph 6):		$400,000.00 (subject to reduction pursuant to Paragraph 6.)

(l.)	Prepaid Rent (Paragraph 4.1):		$33,158.71

(m.)	Operating Expenses (Paragraph 5):

	(i) Base Year:		2005 calendar year

	(ii) Tenant’s Percentage Share:		21.75% (Based on square footage of the Premises compared to total square footage of the Building)

(n.)	[Intentionally Deleted]

(o.)	Broker (Paragraph 9):	Tenant’s Broker: Landlord’s Broker:	CB Richard Ellis Newmark & Company Commercial Real Estate (Mike Brown and Bill Benton)

(p.)	Parking (Paragraph 1.7)		Entire east bay of the Building, exclusive.

(q.)	Work Letter		Attached as Exhibit B.

ii

The foregoing terms of this Summary are agreed to by Landlord and Tenant.

LANDLORD:		TENANT:

SFI REAL ESTATE HOLDINGS LLC,		INdTV, LLC, a Delaware limited liability
a Delaware limited liability company		company

By:	/s/ Edward W. Cronin, Jr.	By:	/s/ Joel Hyatt
Name:			Joel Hyatt
Its:	Vice President		Chief Executive Officer and Secretary

INdTV Holdings, LLC, a Delaware limited
liability company

		By:	/s/ Joel Hyatt
Joel Hyatt
Chief Executive Officer and Secretary

iii

FIRST AMENDMENT TO LEASE

This First Amendment to Office Lease (“First Amendment”) is entered into effective July 1, 2005 by and between SFI Real Estate Holdings, LLC, a Delaware limited liability company (“Landlord”), Current Media, LLC, a Delaware limited liability company (successor by name change to INdTV Holdings, LLC, a Delaware limited liability company) and Current TV, LLC, a Delaware limited liability company (successor by name change to INdTV, LLC, a Delaware limited liability company) (collectively “Tenant”), and is made with respect to the following facts and circumstances.

A.                                   Landlord and.  Tenant are parties to a written Office Lease (the “Lease”) dated August 30, 2004 pursuant to which Tenant leases from Landlord 27,506 rentable square feet of space known as Suites 100 and 200 at 123 Townsend Street, San Francisco, California (“the Premises”).

B.                                     Landlord and Tenant now desire to amend the Lease on the terms and conditions set forth herein.  Unless otherwise defined in this First Amendment, all capitalized terms utilized herein shall have the meanings ascribed to them in the Lease.

Now, therefore, in recognition of the foregoing premises, in exchange of the covenants, agreements and conditions set forth below, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows.

1.                                       Effective June 1, 2005, Paragraph 1.8 of the Lease is hereby deleted and the following language is inserted in its place and stead:

“1.8 In addition to the Premises as contemplated by this Paragraph 1 and Exhibit A of the Lease, Tenant shall additionally lease from Landlord during the Term all of the rentable square footage of the computer server room located on Lower Level 1 of the Building (the “Server Room”) in its AS IS condition.  The parties agree that the Server Room consists of 1,659 rentable square feet.  All of the costs to plumb all the necessary cable and wiring to connect the Premises to the Server Room, and the cost to install an electrical advisory meter to measure the power usage for the Server Room (including power usage to operate all dedicated HVAC units serving the Server Room) shall be at Tenant’s sole cost and expense.  In addition to the Monthly Basic Rent contemplated by the Summary and Paragraph 4 of the Lease, Tenant shall pay to Landlord, in accordance with the payment procedures set forth in Paragraph 4.1 of the Lease, $13.00 per rentable square foot/per year, or $1,797.25 per month, as rent for the Server Room, plus 100% of all electrical and HVAC costs associated with the use of the Server Room.  All monthly rental amounts for the Server Room contemplated by this Paragraph shall be included within the meaning of Monthly Basic Rent whenever such term is used in this Lease unless the context clearly contemplates otherwise.”

2.                                       Except as otherwise expressly provided in this First Amendment, all other terms and conditions of the Lease shall remain in full force and effect, fully binding on and enforceable against the parties.

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Wherefore, Landlord and Tenant have executed and delivered this First Amendment as of the day and year first above written.

LANDLORD:		TENANT:

SFI REAL ESTATE HOLDINGS LLC,		CURRENT TV, LLC, a Delaware limited
a Delaware limited liability company		liability company

By:	/s/ Edward W. Cronin, Jr.	By:	/s/ Joel Hyatt
Name:		Name:
Its:	Vice President	Its:

CURRENT MEDIA, LLC, a Delaware limited liability company

By: /s/ Joel Hyatt
Name:
Its:

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SECOND AMENDMENT TO LEASE

This Second Amendment to Office Lease (“First Amendment”) is entered into effective June 30, 2006 by and between SFI Real Estate Holdings, LLC, a Delaware limited liability company (“Landlord”), on the one hand, and Current Media, LLC, a Delaware limited liability company (formerly known as INdTV Holdings, LLC) and Current TV, LLC, ,a Delaware limited liability company (formerly known as INdTV, LLC) (collectively “Tenant”), on the other hand, and is made with respect to the following facts and circumstances.

A.                                   Landlord and Tenant are parties to a written Office Lease dated August 30, 2004 and a First Amendment to Lease (the “First Amendment”) dated September 28, 2005 (collectively, the “Lease”) pursuant to which Tenant leases from Landlord 27,506 rentable square feet of space known as Suites 100 and 200, a server room and storage space located on lower level 1, at 123 Townsend Street, San Francisco, California (collectively, the “Premises”).

B.                                     Landlord and Tenant now desire to amend the Lease on the terms and conditions set forth herein.  Unless otherwise defined in this Second Amendment, all capitalized terms utilized herein shall have the meanings ascribed to them in the Lease.

Now, therefore, in recognition of the foregoing premises, in exchange of the covenants, agreements and conditions set forth below, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows.

1.                                       Commencing on July 1, 2006 and continuing thereafter for the full length of the term of the Lease, which expires on September 30, 2014, Tenant shall additionally lease AS IS from Landlord 3,893 rentable square feet located on Lower Level 1 of the Building as more particularly shown in the attached Exhibit 1 (the “Additional Premises”).  In addition to the Monthly Basic Rent contemplated by the Summary and Paragraph 4 of the Lease, and the rent due for the Server Room pursuant to the First Amendment, Tenant shall pay to Landlord, in accordance with the payment procedures set forth in Paragraph 4.1 of the Lease, $13.50 per rentable square foot/per year, or $4,379.63 per month, as rent for the Additional Premises.

2.                                       Tenant shall be financially responsible for all improvements to the Additional Premises necessary for Tenant’s proposed use, and all work shall be done by approved contractors in compliance with all laws and regulations including permitting.  All work shall be conducted so as to minimize disruption to other tenants of the Building.

3.                                       In the event any governmental authority declares that Tenant’s use of the Additional Premises is not a permitted use, Tenant’s occupancy rights of the Additional Premises shall terminate, and Tenant shall cease to occupy and use the Additional Premises.  In the event Tenant’s occupancy of the Additional Premises is terminated for any reason, at Landlord’s election Tenant shall either leave the improvements performed by Tenant intact, or remove them in a commercially reasonable manner.  Notwithstanding Paragraph 1 hereof, Landlord retains the right to terminate Tenant’s occupancy rights of the Additional Premises upon thirty (30) days written notice; Tenant retains the same

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right should Tenant determine in good faith that the Additional Premises no longer satisfies Tenant’s space requirements.  In the event of such termination, Tenant shall have no further obligation to pay rent in connection with the Additional Premises.

4.                                       Except as otherwise expressly provided in this Second Amendment, all other terms and conditions of the Lease shall remain in full force and effect, fully binding on and enforceable against the parties.  In the event of a conflict between this Second Amendment and the Lease, this Second Amendment shall control.

Wherefore, Landlord and Tenant have executed and delivered this First Amendment as of the day and year first above written.

LANDLORD:		TENANT:

SFI REAL ESTATE HOLDINGS LLC,		INdTV, LLC, a Delaware limited liability
a Delaware limited liability company		company

By:	/s/ Edward W. Cronin, Jr.	By:	/s/ Joel Hyatt
Name:		Name:
Its:	Vice President	Its:

INdTV Holdings, LLC, a Delaware limited liability company

		By:	/s/ Joel Hyatt
Name:
Its:

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THIRD AMENDMENT TO LEASE

This third amendment to Office Lease (“Third Amendment”) is entered into effective April 30, 2005 by and between SFI Real Estate Holds, LLC, a Delaware limited liability company (“Landlord”) and Current Media, LLC a Delaware limited liability company (successor by name change to INdTV Holdings, LLC a Delaware limited liability company) and Current TV, LLC a Delaware limited liability company) (collectively “Tenant”), and is made with respect to the following facts and circumstances.

A.                                   Landlord and Tenant are parties to a written Office  Lease (the “Lease”) dated August 30, 2004 pursuant to which Tenant leases from Landlord 27,506 rentable square feet of space known as Suite 100 and 200 at 123 Townsend Street (aka 118 King Street), San Francisco, California (the “Premises”).

B.                                     Landlord and Tenant now desire to amend the Lease on the terms and conditions set forth herein.  Unless otherwise defined in this Third Amendment, all capitalized terms utilized herein shall have the meanings ascribed to them in the Lease.

Now, therefore, in recognition of the foregoing premises, in exchange of the covenants, agreements and conditions set forth below, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows.

1.                                       Commencing on July 1, 2006 Tenant shall additionally lease AS IS from Landlord during the Term storage cage 6 consisting of 1,393 rentable square feet (the “Storage Cage”) and located on Lower Level 1 of the Building as more particularly shown in the attached Exhibit 1.  In addition to the Monthly Basic Rent contemplated by the Summary and Paragraph 4 of the Lease, Tenant shall pay to Landlord, in accordance with the payment procedures set forth in Paragraph 4.1 of the Lease, $1.00 per rentable square foot/per year, or $1,393.00 per month, as rent for the Storage Cages.

2.                                       Commencing on May 1, 2005 Tenant shall additionally lease AS IS from Landlord during the Term storage cage 8 consisting of 766 rentable square feet (the “Storage Cage”) and located on Lower Level 1 of the Building as more particularly shown in the attached Exhibit 1.  In addition to the Monthly Basic Rent contemplated by the Summary and Paragraph 4 of the Lease, Tenant shall pay to Landlord, in accordance with the payment procedures set forth in Paragraph 4.1 of the Lease; $1.00 per rentable square foot/per year, or $766.00 per month, as rent for the Storage Cages.

3.                                       Tenant may terminate the lease as it applies to storage cage 6 and/or storage cage 8 at any time hereunder by notice to Landlord 60 days prior to the date of termination.

4.                                       Except as otherwise expressly provided in this third Amendment, all other terms and conditions of the Lease shall remain in full force and effect, fully binding on and enforceable against the parties.  In the event of a conflict this Third Amendment shall control.

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Wherefore, Landlord and Tenant have executed and delivered this Third Amendment as of the day and year first above written.

LANDLORD:		TENANT:

SFI REAL ESTATE HOLDINGS LLC,		CurrentTV, LLC,
a Delaware limited liability company		a Delaware limited liability company

By:	/s/ Edward W. Cronin, Jr.	By:	/s/ Joel Hyatt
Name:		Name:
Its:	Vice President	Its:

Current Media, LLC,
a Delaware limited liability company

		By:	/s/ Joel Hyatt
Name:
Its:

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FOURTH AMENDMENT TO LEASE

This Fourth Amendment to Office Lease (“Fourth Amendment”) is entered into effective January 1, 2007 by and between SF1 Real Estate Holdings, LLC, a Delaware limited liability company (“Landlord”) Current Media, LLC (formerly known as “INdTV Holdings, LLC”), a Delaware limited liability company and Current TV, LLC (formerly known as “INdTV, LLC”), a Delaware limited liability company (collectively “Tenant”), and is made with respect to the following facts and circumstances.

A.                                   Landlord and Tenant are parties to a written Office Lease dated August 30, 2004, as amended by that certain First Amendment to Lease dated September 28, 2005 and that certain Second Amendment to Lease dated June 30, 2006, and that certain Third Amendment to Lease dated as of April 30, 2005 (collectively, the “Lease”) pursuant to which Tenant leases from Landlord Suites 100 and 200, a portion of lower level 1 (including storage space), and a server room, at 123 Townsend Street, San Francisco, California (collectively, the “Premises”).

B.                                     Landlord and Tenant now desire to amend the Lease on the terms and conditions set forth herein.  Unless otherwise defined in this Fourth Amendment, all capitalized terms utilized herein shall have the meanings ascribed to them in the Lease.

Now, therefore, in recognition of the foregoing premises, in exchange of the covenants, agreements and conditions set forth below, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows.

1.                                       The parties agree to amend Paragraph 17.1 of the Lease to provide that the per hour charge to Tenant for electricity consummation for HVAC usage during after hour occupancy (outside the period commencing at 8:00 am and ending at 7:00 pm, Monday through Friday, excepting legal holidays) shall be lowered from $85.00 per hour to $25.00 per hour.  The parties further agree that Tenant’s after hours usage commencing January 1, 2007 shall be calculated as follows:

Estimated after-hours HVAC billing for Tenant @ $25.00 per hour: 24 x 7 = 168 hours per week, minus 55 hours per week for normal building operations (11 hours per day M-F) = 113 hours per week x 52 weeks = 5,876 hours, plus 88 holiday hours when building is closed (New Year’s, President’s Day, Memorial Day, July 4, Labor Day, Thanksgiving, Friday after Thanksgiving, Christmas: 11 x 8 = 88) = 5,964 hours per year x $25 per hour = $149,100 per year/12 = $12,425 per month.

Landlord shall invoice Tenant for the above monthly amount at the beginning of the month following the month in which the usage occurred, and Tenant shall pay such invoice within thirty (30)days of receipt.  Notwithstanding the foregoing, at any time during the Term, Tenant may decline after-hours HVAC service by notice hereunder to Landlord, whereupon Landlord shall cease billing Tenant for such service effective thirty (30) days following such notice, and thereafter Tenant shall have no obligation to pay amounts therefor.

2.                                       Landlord and Tenant further agree to resolve Tenant’s responsibility under Paragraph 17.1 of the Lease for after hours HVAC usage for the period September 1, 2005 through December 31, 2006 by Tenant delivering to Landlord the sum of $210,450.00 on or before February 1, 2007.

3.                                       In the event Tenant elects to install an HVAC system that will serve only the Premises (subject to Landlord’s approval pursuant to the Lease) thus eliminating the need for Tenant to operate the Building HVAC system during after hours, Landlord agrees to negotiate in good faith with Tenant to further reduce the after hours charge set forth in Paragraph 17.1 of the Lease, as amended by Paragraph 1 above, in a fair and equitable manner.

4.                                       Except as otherwise expressly provided in this Fourth Amendment, all other terms and conditions of the Lease shall remain in full force and effect, fully binding on and enforceable against the parties.  In the event of a conflict between this Fourth Amendment and the Lease, this Fourth Amendment shall control.

Wherefore, Landlord and Tenant have executed and delivered this Fourth Amendment as of the day and year first above written.

LANDLORD:		TENANT:

SFI REAL ESTATE HOLDINGS LLC,		CurrentTV, LLC, (Formerly known as
a Delaware limited liability company		“INdTV, LLC”) a Delaware limited liability company

By:	/s/ Edward W. Cronin, Jr.	By:	/s/ Joel Hyatt
Name:		Name:
Its:	Vice President	Its:

Current Media, LLC, (Formerly know as
“INdTV, LLC”) a Delaware limited liability company

By: /s/ Joel Hyatt
Name:
Its: